SCHEDULE 14A
(Rule 14a-10)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant ☒
Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Smithtown Bancorp, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box.):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-16(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated, and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule, or registration statement no.:

(3)	Filing party:

(4)	Date filed:

TABLE OF CONTENTS
Page
General Proxy Information	1
Authorized Shares and Voting Rights	1
Voting of Proxy	1
Matters to be voted on at the Meeting	1
Information About Directors	2
Election of Directors (Proposal No. 1)	2
Director Independence	3
Board Meetings	3
Board Attendance at Annual Meeting	3
Information About Executive Officers	3
Security Ownership of Certain Beneficial Owners and Management	4
Security Ownership of Certain Beneficial Owners	4
Security Ownership of Management	5
Section 16(a) Beneficial Ownership Reporting Compliance	6
Material Proceedings	6
Committees of the Board	7
Corporate Governance and Nominating Committee	7
Compensation Committee	7
Compensation Committee Interlocks and Insider Participation	8
Compensation Committee Report	9
Audit Committee	9
Audit Committee Report	9
Independent Auditor Fees	9
Approval of Independent Auditors (Proposal No. 2)	10
Compensation of Executive Officers and Directors	11
Compensation Discussion and Analysis	11
Compensation Philosophy	11
Compensation Process	11
Elements of Compensation and Determinations	12
Summary Compensation Table	17
Itemization of All Other Compensation Table	19
Grants of Plan Based Awards Table	21
Outstanding Equity Awards at Fiscal Year End Table	23
Option Exercises and Stock Vested Table	24
Pension Benefits Table	25
NonQualified Deferred Compensation Table	26
Potential Payments on Termination of an Executive Officer	28
Potential Payments in the Event of a Change in Control	30
Director Compensation Table	33
Tax Implications of Executive Compensation	16
Stock Ownership Guidelines	16
Related Party Transactions	35
Shareholder Proposals and Nominations	36
Communications with the Board of Directors	36
Other Business	36

Appendix A - Compensation Committee Charter	37-40

SMITHTOWN BANCORP, INC.

100 MOTOR PARKWAY, SUITE 160
HAUPPAUGE, NEW YORK 11788

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held
THURSDAY, APRIL 24, 2008

To the Shareholders:

The Annual Meeting of Shareholders of Smithtown Bancorp, Inc. (the “Bancorp”), will be held at the Sheraton Long Island Hotel, 110 Motor Parkway, Hauppauge, New York 11788, on April 24, 2008, at 10:00 a.m., for the following purposes:

1.	The election of three directors to serve a term of three years.

2.	To ratify the appointment of Crowe Chizek and Company LLC, as independent auditors for the year ending December 31, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Pursuant to a resolution of the Board of Directors adopted at the Board of Directors meeting on January 29, 2008, only shareholders of record at the close of business on March 10, 2008 shall be entitled to notice of and to vote at this meeting.

Dated: March 13, 2008
Hauppauge, New York
BY ORDER OF THE BOARD OF DIRECTORS

Bradley E. Rock
Chairman of the Board, President
& Chief Executive Officer

SMITHTOWN BANCORP, INC.

100 MOTOR PARKWAY, SUITE 160
HAUPPAUGE, NEW YORK 11788

PROXY STATEMENT

GENERAL PROXY INFORMATION

This Proxy Statement (this “Proxy Statement”) is furnished in connection with the solicitation by and on behalf of the Board of Directors of Smithtown Bancorp, Inc. (the “Bancorp”) of proxies to be used at the Annual Meeting of Shareholders of the Bancorp to be held at the Sheraton Long Island Hotel, 110 Motor Parkway, Hauppauge, New York 11788, on April 24, 2008, and at any adjournment thereof. The costs of the proxy solicitation are to be paid by the Bancorp. Bank of Smithtown (the “Bank”) is a wholly-owned subsidiary of the Bancorp. The date of this Proxy Statement is March 13, 2008, the approximate date on which this Proxy Statement and accompanying form of proxy were first mailed to our shareholders.

Authorized Shares and Voting Rights

Only shareholders of record as of the close of business on March 10, 2008 (the “Record Date”) will be entitled to vote at the meeting and any adjournment thereof. Each shareholder is entitled to one vote for each share of stock held by him or her. There were 9,834,477 shares of common stock (“Common Shares”) issued and outstanding on the Record Date. Shareholders may vote in person or by proxy. Each holder of common stock is entitled one vote on the proposals presented in this Proxy Statement for each common share held. There is no cumulative voting for the election of directors.

Voting of Proxy

All valid proxies received prior to the meeting will be voted in accordance with the specifications made thereon. If no choices are indicated on the proxy, it is intended that the shares of stock represented by the proxy will be voted for the election of the director nominees listed in Table I. With respect to the director nominees, if any of such nominees should become unavailable for any reason, which the directors do not now contemplate, it is intended that, pursuant to the accompanying form of proxy, votes will be cast for a substitute nominee designated by the Board of Directors.

A shareholder may vote his or her proxy by executing the accompanying form of proxy and returning it to Smithtown Bancorp, Inc., 100 Motor Parkway, Suite 160, Hauppauge, New York 11788. A shareholder may also vote his or her proxy by telephone or electronically through the internet (as is permitted under New York State law and the Bancorp Bylaws) by following the instructions included on the accompanying form of proxy. A shareholder may revoke his or her proxy at any time prior to exercise of the authority conferred thereby: (1) by written notice received by the Bancorp’s Secretary, Judith Barber, at Smithtown Bancorp, Inc., 100 Motor Parkway, Suite 160, Hauppauge, New York 11788, if the proxy was executed and returned to the Bancorp, or (2) by re-voting his or her proxy if the proxy was originally voted by telephone or electronically through the internet, in which case the vote cast on the date that is closest to the date of the Annual Meeting will be the vote that is counted, or (3) by the shareholder’s oral revocation at the Annual Meeting.

Matters To Be Voted On At The Meeting

There are two (2) proposals that are scheduled to be voted on at the Annual Meeting. Shareholders are being asked to vote on: (1) the election of three directors to the Board of Directors of the Bancorp, and (2) ratification of Crowe Chizek and Company LLC as the Bancorp’s independent auditors for the year ending December 31, 2008.

Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. With respect to approval of the ratification of Crowe Chizek and Company LLC as the Bancorp’s independent auditors, such proposal will be approved if a majority of the outstanding Common Shares vote in favor of that proposal. Abstentions and broker non-votes will be counted as not having voted and will not be counted in determining if the plurality with respect to proposal (1) was obtained or if the majority, with respect to proposal (2) was obtained.

Financial Statements

A copy of the Bancorp's Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2007, has been mailed to the shareholders.

INFORMATION ABOUT DIRECTORS

The Certificate of Incorporation of the Bancorp provides that the Board of Directors shall consist of nine members and that the directors shall be classified into three classes, each of which shall serve for a term of three years, with the term of office of one class expiring each year.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

Nominees for Election of Directors

All nominees are presently serving as directors. Barry M. Seigerman and Manny Schwartz were elected to their present term of office by the shareholders. George H. Duncan was elected to the Board of Directors on January 10, 2008, pursuant to Article 2, Section 1, of the Bancorp’s Bylaws to fill the unexpired term of Augusta Kemper who retired her position on the Board effective December 31, 2007. The following directors, whose terms are expiring this year, are proposed for re-election for terms expiring in 2011: Barry M. Seigerman and Manny Schwartz and George H. Duncan. Manny Schwartz and George H. Duncan are independent directors within the meaning of pertinent legal and regulatory standards. If a nominee declines to serve or becomes unable for any reason (although the Board of Directors knows of no reason to anticipate that this will occur), the proxy may vote for such substitute nominee as the Board of Directors may designate.

The Board of Directors recommends a vote FOR the election of all Nominees
(Proposal No. 1 on the Proxy)

TABLE I
Name and Age	Date Directorship Term Expires	Director Since (1)	Experience and Principal Occupation During Past 5 Years
NOMINEES
Barry M. Seigerman, 67	2008	1993
Consultant for Bank of Smithtown Insurance Agents and Brokers, Inc., formerly President, CEO & Director of Bank of Smithtown Insurance Agents and Brokers Inc. (formerly known as Seigerman-Mulvey Co., Inc.) located in Hauppauge, New York.

Manny Schwartz, 65	2008	1998	President, Quality Enclosures, Inc., located Central Islip, New York; President, Sarasota Shower Door Company, Inc., and MMS Properties, located in Sarasota, Florida.

George H. Duncan, 62	2008	2008
Consultant for Marine Brokerage (international shipping firm) retired in August 2006. Vice President of Breeze Shipholding Inc. until 2003, Vice President of Inter-Auto Transport until 2003 (international shipment of automobiles).

DIRECTORS CONTINUING IN OFFICE
Bradley E. Rock, 55	2009	1988	Chairman of the Board, President & Chief Executive Officer of the Bancorp and the Bank.

Sanford C. Scheman, 71	2009	2000	Principal, North Shore Orthopedic Surgery & Sports Medicine, PC; Chairman of the Board & Executive Director of St. James Plaza Nursing Facility; President, Copesetic Ventures, Inc.

Patricia C. Delaney, 49	2009	2000	Attorney in private practice in Hauppauge, New York. General Counsel to the Bancorp and the Bank since 1994.

Patrick A. Given, 63	2010	1989	Partner in Given Associates, LLC (Real Estate Appraisers and Consultants) located in Hauppauge, New York.

Robert W. Scherdel, 53	2010	1996
President of Warren 50 Realty Corp., JB Old Town Realty Corp. and LLB Realty Corp. (real estate holding companies), President of Coast Limousine LLC, located in Mrytle Beach, SC (limousine rentals), President of Extreme Wheels & Deals LLC, located in Loris, S.C. (used car sales), formerly President & CEO of Sunrest Health Facilities, Inc. and GAT Realty Corp., and Vice President of Arden Food Corp.until his resignation in 2004.

Hyukmun Kwon, 66	2010	2003	Owner of Sunrise Golf, located in Smithtown, New York.

(1)	Each director of the Bancorp is also a director of the Bank. The dates given are the dates on which the director first served as a director.

Director Independence

The Board of Directors has determined based upon the recommendations of the Corporate Governance and Nominating Committee, that the following directors are independent directors in accordance with the definition set forth in National Association of Securities Dealers (“NASDAQ”) listing standards (Marketplace Rule 4200(a)(15): Patrick A. Given, Hyukmun Kwon, Sanford C. Scheman, Robert W. Scherdel, Manny Schwartz and George H. Duncan. In making its recommendation, the Corporate Governance and Nominating Committee considered the relationship between Given Associates LLC and the Bank. Given Associates is a company in which Patrick A. Given is a partner and which provides real estate appraisal and consulting services. The Committee determined that since Given Associates LLC was one of several appraisal services used by the Bank and that the compensation paid to Given Associates by the Bank did not exceed $200,000 or 5% of its consolidated gross revenue for the year, Mr. Given qualified as an independent director. Augusta Kemper, who served as a director and was a member of the Corporate Governance and Nominating Committee and the Compensation Committee until her retirement on December 31, 2007, also qualified as an independent director.

Board Meetings

The Board of Directors holds regular monthly meetings. The Board held thirteen meetings during 2007. Each director (including former director, Augusta Kemper, but not George H. Duncan) attended 75% or more of the aggregate number of meetings of the Board of Directors and the committee or committees thereof on which such director served during 2007.

Board Attendance at Annual Meeting

The Bancorp does not have a policy that requires members of the Board of Directors to attend the Annual Meeting. All members of the Board of Directors are encouraged to attend the Annual Meeting. All of the members of the Board of Directors attended the Annual Meeting of the Bancorp held in April 2007 except Mr. Schwartz.

INFORMATION ABOUT EXECUTIVE OFFICERS

The following table sets forth information as to each executive officer of the Bancorp and the Bank as of March 13, 2008.

TABLE II

Name	Age	Position
Bradley E. Rock	55	Chairman of the Board, President & Chief Executive Officer of the Bancorp since January 1992.

Anita M. Florek	57	Executive Vice President & Chief Financial Officer of the Bank since January 1993.

Robert J. Anrig	59	Executive Vice President & Chief Lending Officer of the Bank since April 1998.

John A. Romano	51	Executive Vice President & Chief Retail Officer since February 2000.

Thomas J. Stevens	49	Executive Vice President & Chief Commercial Lending Officer of the Bank since July 1997.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The persons listed below are beneficial owners of more than 5% of the outstanding Common Shares of the Bancorp as of February 12, 2008.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent of Class
Edith Hodgkinson 81 Governors Road Sea Pines Plantation Hilton Head, South Carolina 29928	617,013		6.27

Augusta Kemper 51 Mills Pond Road St. James, New York 11780	615,035	(1)	6.25

(1) Includes 731 Common Shares as to which Augusta Kemper has voting power but no investment power pursuant to the Smithtown Bancorp Restricted Stock Plan.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows common stock ownership as of February 12, 2008, of all directors and executive officers of the Bancorp and the Bank as a group:

TABLE III

	Amount and Nature of Common Shares Beneficially Owned		Percent of Class
Robert J. Anrig	41,651	(1) (14)	*
Patricia C. Delaney	30,867	(2) (15)	*
Anita M. Florek	51,363	(3) (14)	*
Patrick A. Given	60,641	(4) (15)	*
George H. Duncan	57,874	(5) (15)	*
Hyukmun Kwon	22,482	(6) (15)	*
Bradley E. Rock	138,488	(7) (14)	1.40
John A. Romano	26,835	(8) (14)	*
Sanford C. Scheman	103,118	(9) (15)	1.04
Robert W. Scherdel	24,226	(10) (15)	*
Manny Schwartz	68,058	(11) (15)	*
Barry M. Seigerman	47,886	(12) (15)	*
Thomas J. Stevens	49,134	(13) (14)	*

Thirteen directors and executive officers of the Bancorp and the Bank as a group	722,623		7.3

*Represents less than 1% of the outstanding common stock of the class.

(1) Includes 31,202 Common Shares as to which Robert J. Anrig has sole voting and investment power 10,448 Common Shares as to which Robert J. Anrig has voting power, but no investment power.

(2) Includes 29,504 Common Shares as to which Patricia C. Delaney has sole voting and investment power and 132 Common Shares as to which Patricia C. Delaney has no voting or investment power and 1,231 Common Shares to which Patricia C. Delaney has voting power but no investment power.

(3) Includes 32,460 Common Shares as to which Anita M. Florek has sole voting power, but no investment power, 12,553 Common Shares as to which Anita M. Florek has shared voting and investment power, and 6,350 Common Shares as to which Anita M. Florek has no voting or investment power.

(4) Includes 58,141 Common Shares as to which Patrick A. Given has shared voting and investment power, 774 Common Shares as to which Patrick A. Given has sole voting and investment power, 495 Common Shares as to which Patrick A. Given has no voting or investment power and 1,231 Common Shares as to which Patrick A. Given has voting power but no investment power.

(5) Includes 56,421 Common Shares as to which George H. Duncan has sole voting and investment power, 953 Common Shares as to which George H. Duncan has no voting or investment power, and 500 Common Shares as to which George H. Duncan has voting power but no investment power. Mr. Duncan has pledged 54,839 of the Common Shares that he owns as security.

(6) Includes 20,800 Common Shares as to which Hyukmun Kwon has shared voting and investment power and 451 Common Shares as to which Hyukmun Kwon has sole voting and investment power and 1,231 Common Shares as to which Hyukmun Kwon has voting power but no investment power.

(7) Includes 24,002 Common Shares as to which Bradley E. Rock has sole voting and investment power, 64,570 Common Shares as to which Bradley E. Rock has voting power, but no investment power and 49,916 Common Shares as to which Bradley E. Rock has no voting power or investment power.

(8) Includes 18,450 Common Shares as to which John A. Romano has shared voting and investment power, 8,152 Common Shares as to which John A. Romano has voting power, but no investment power, and 233 Common Shares as to which John A. Romano has sole voting power and investment power.

(9) Includes 92,271 Common Shares as to which Sanford C. Scheman has sole voting and investment power and 4,166 Common Shares as to which Sanford C. Scheman has no voting or investment power, 1,231 Common Shares as to which Sanford C. Scheman has voting power but no investment power, and 5,450 Common Shares as to which Sanford C. Scheman has shared voting and investment power.

(10) Includes 22,995 Common Shares as to which Robert W. Scherdel has sole voting and investment power and 1,231 Common Shares as to which Robert W. Scherdel has voting power but no investment power.

(11) Includes 40,592 Common Shares as to which Manny Schwartz has sole voting and investment power, 24,750 Common Shares as to which Manny Schwartz has shared voting or investment power, 1,485 Common Shares as to which Manny Schwartz has no voting or investment power and 1,231 Common Shares as to which Manny Schwartz has voting power but no investment power. Mr. Schwartz has pledged 10,000 of the Common Shares that he owns as security.

(12) Includes 46,655 Common Shares as to which Barry M. Seigerman has shared voting and investment power, and 1,231 Common Shares as to which Barry M. Seigerman has voting power but no investment power.

(13) Includes 22,253 Common Shares as to which Thomas J. Stevens has sole voting and investment power, 21,430 Common Shares as to which Thomas J. Stevens has voting power, but no investment power, and 5,451 Common Shares as to which Thomas J. Stevens has no voting or investment power.

(14) The Common Shares for which the individual has voting power but no investment power are the shares held for the individual in the Bank of Smithtown Employee Stock Ownership Plan and the restricted shares awarded to the individual under the Smithtown Bancorp Restricted Stock Plan.

(15) The Common Shares for which the individual has voting power but no investment power are the restricted shares awarded to the individual under the Smithtown Bancorp Restricted Stock Plan.

Except for Mr. Duncan and Mr. Schwartz, none of the Bank’s executive officers or directors have pledged the Common Shares listed above as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Bancorp’s executive officers, directors, and certain stockholders owning more than 10% of any class of the Bancorp’s equity securities (“10% Stockholders”) to file reports with the SEC (“Reports”) indicating their ownership of securities of the Bancorp and any changes in such ownership. Executive officers, directors and 10% Stockholders (collectively, “Reporting Persons”) are required to provide copies of Reports filed by them to the Bancorp. Based solely upon a review of copies of all such Reports and amendments thereto filed during or with respect to the Bancorp’s most recent fiscal year and furnished to the Bancorp, as well as certain written representations provided to the Bancorp by the Reporting Persons, no Reporting Persons failed to file reports on a timely basis during the most recent fiscal year.

MATERIAL PROCEEDINGS

There are no material proceedings to the best of management's knowledge to which any director, officer or affiliate of the Bancorp or any record holder or beneficial owner of more than five percent of the Bancorp's stock, or any associate of any such director, officer, affiliate of the Bancorp, or security holder is a party adverse to the Bancorp or any of its subsidiaries or has a material interest adverse to the Bancorp.

COMMITTEES OF THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The Corporate Governance and Nominating Committee consists of five members. Current members of the Committee are: Patrick A. Given (Chairperson), Sanford C. Scheman, Hyukmun Kwon, Robert W. Scherdel and Manny Schwartz. Hyukmun Kwon was selected by the Board to serve as a member of the Committee as of January 1, 2008 to fill the vacancy left by Augusta Kemper. All members of the Corporate Governance and Nominating Committee are independent directors.

The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, a copy of which is available on the Bank’s website at www.bankofsmithtown.com (click on Investor Relations and then Governance Documents). The Corporate Governance and Nominating Committee is responsible for collecting and analyzing information with regard to directors’ “independence” as defined by NASDAQ listing standards. The Committee is also responsible for identifying and evaluating prospective nominees for vacancies on the Board of Directors in accordance with the process set forth in its charter. In selecting nominees, the Committee is guided by the Bylaws of the Bancorp which set forth qualifications for directors regarding their citizenship and stockholders status. The Committee considers the age of a prospective nominee which may not be less than 21 and not more than 72 years of age, and the ability of a prospective nominee to satisfy the “independent director” standard applicable to the Bancorp.

The Committee may receive nominees for vacancies on the Board of Directors from members of the Board of Directors, from shareholders of the Company and from third party search firms. The procedure to be followed by a shareholder to submit a nominee to the Corporate Governance and Nominating Committee is set forth in “Shareholder Proposals and Nominations” in this proxy statement. The Committee is responsible for gathering information about a prospective nominee to ensure that he or she meets the minimum requirements regarding age, citizenship and stockholder status and then to evaluate the prospective nominee’s ability to represent the stockholders and dedicate sufficient time and attention to his or her duties as a director.

The evaluation process followed by the Committee is the same for each prospective nominee regardless of the source of the nomination. After the Committee evaluates a prospective nominee, it makes a recommendation to the full Board of Directors which must approve a nominee by a vote of a majority of the independent directors.

The Committee is also responsible for making recommendations concerning committee membership, and considering other matters pertinent to corporate governance.

The Corporate Governance and Nominating Committee met twice during 2007.

COMPENSATION COMMITTEE

The Compensation Committee consists of five members. Current members of the Committee are: Patrick A. Given (Chairperson), Robert W. Scherdel, Hyukmun Kwon, Sanford C. Scheman and Manny Schwartz. Hyukmun Kwon was selected by the Board to serve as a member of the Committee as of January 1, 2008 to fill the vacancy left by Augusta Kemper. All members of the Compensation Committee are independent directors within the meaning of NASDAQ listing standards.

The charter of the Compensation Committee of Bank of Smithtown which serves as the Compensation Committee for the Bancorp was adopted by the Board of Directors in December 2005. In April 2007 the Compensation Committee charter was amended to require that members of the Committee also qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and as “non employee” directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. The charter was also amended to provide that the Committee shall make recommendations to the Board of Directors regarding the total amount to be awarded to all employees of the Bank under the Bank of Smithtown Bankwide Annual Cash Incentive Plan and the awards to be made under the Smithtown Bancorp Inc. 2007 Stock Compensation Plan. Lastly, the charter was amended to charge the Committee with reviewing and approving the Compensation Discussion and Analysis required to be included in the proxy statement and recommending to the Board of Directors whether it be included in the proxy statement. A copy of the charter, as amended, is set forth in Appendix A of this proxy statement and is available on the Bank’s website at www.bankofsmithtown.com (click on Investor Relations and then Governance Documents).

The Committee met two times during the course of 2007. The Committee made recommendations to the full Board relative to the total amount of compensation to be awarded to the Bank employees under the existing Bankwide Incentive Compensation Plan, the contribution to be made to the Bank of Smithtown Employee Stock Ownership Plan and the equity grants to be made pursuant to the existing Smithtown Bancorp Inc. Restricted Stock Plan. In addition, the Committee made recommendations to the full Board regarding the compensation and benefits to be paid to the Bank’s executive officers and directors.

In order to make those recommendations to the Board, the Compensation Committee is charged with collecting and analyzing information which it deems to be necessary and pertinent. In addition to evaluating the Bank’s performance over the prior year, the Committee reviews market data regarding compensation and benefits paid to both executive officers and directors in the Bank’s competitive market and by other high performing banks. It also considers the expense to the Bank associated with cash and equity compensation as well as the benefit plans provided to the Bank’s executive officers and directors. While the Committee may not delegate its authority to other persons, it may retain the services of third party advisors for assistance as it deems necessary or appropriate.

Under the Bankwide Incentive Compensation Plan (the predecessor to the Bankwide Annual Cash Incentive Plan which was approved by the shareholders at the 2007 Annual Meeting), all employees, including the Bank’s executive officers, are eligible to receive cash incentive compensation awards. The awards are based upon the Bank’s overall performance, the performance of the various departments within the Bank and the individual employee’s performance. The Compensation Committee reviews the methodologies devised by the Bank’s senior management team to be used to implement the plan. Based upon the Bank’s performance, and in view of the Bank’s compensation philosophy, the Committee evaluates the reasonableness of those methodologies, the appropriateness of the award opportunities available to Bank employees and the total amount to be awarded.

The Compensation Committee specifically reviews the compensation that the Bank executive officers are eligible to receive under the Bank’s incentive compensation plan in effect at the time. With respect to the executive officers’ compensation, the Committee reviews a tally sheet which sets forth all of the components of the executive officers’ compensation paid in the prior year, including base salary; the incentive compensation award paid in the prior year; the benefits and perquisites paid by the Bank on behalf of the executives and their cost to Bank; the value of the awards (vested and unvested) granted under the Smithtown Bancorp Restricted Stock Plan and the Bank of Smithtown Employee Stock Ownership Plan; the contributions made to the executive officers’ accounts under the 401k plan and the Executive Incentive Retirement Plan; the benefit payable under the Supplemental Executive Retirement Agreement (which applies to Mr. Rock only), and the potential payment that could be made if a change in control of the Bancorp occurred. During 2007, Clark Consulting was retained by the Bank to assist the Compensation Committee in analyzing the potential payments that would be paid to the executive officers if there was a change in control of the Bancorp pursuant to the Change In Control Agreements that each executive officer has with the Bancorp.

The Compensation Committee also reviews information regarding the compensation paid to other bank executives and the performance of other banks. The Committee has developed a peer group of banks for comparison which is made up of banks that are similar in size, geographic location and performance. The Committee weighs the comparative data in light of the size, location and performance of the Bank and the other banks, as well as the duties, performance, experience, skills and abilities of the Bank’s executive officers. The Committee then makes its recommendation to the Board regarding the amount that should be awarded to the executive officers under the Bank’s incentive compensation plan, the salaries to be paid to the executive officers and the benefits to be provided to the executive officers.

The Committee follows the same process in determining the compensation to be paid to the Chief Executive Officer as described above for the other executive officers. In addition, the Committee weighs the growth and profitability of the Bank during Mr. Rock’s tenure as Chief Executive Officer, as well as the increase in the market value of the Bancorp’s shares during Mr. Rock’s tenure.

With respect to fees to be paid and benefits to be provided to the members of the Board of Directors, the Compensation Committee reviews the fees and benefits being paid to the directors in the Bank’s peer group. The Committee analyzes the peer group data in light of the Bank’s size, performance and geographic location. The Committee reviews the fees that were paid to directors in the prior year as well as the restricted stock awards made to directors under the existing stock compensation plan in the prior year. The Committee then makes recommendations to the Board regarding the fees to be paid, the fee structure (i.e., annual retainer or monthly meeting fees), the payment of additional fees for participation on certain committees, and the payment of additional fees for certain committee chairpersons, the lead director and the Secretary of the Board. The Committee also makes recommendations to the Board concerning the benefits payable to directors and the expenses for which directors may be reimbursed, which the Committee deems to be reasonable and appropriate.

Mr. Rock participates in discussions with the Compensation Committee and makes recommendations to the Committee with respect to the compensation of executive officers and directors. Mr. Rock does not participate in the deliberations or approval of the Committee or the Committee’s discussion with the Board concerning the compensation to be paid to him. Mr. Rock does not receive any fees as a director of the Bank or the Bancorp.

Compensation Committee Interlocks and Insider Participation

There are no members of the Compensation Committee who are now or were formerly an officer of the Bancorp or employee of the Bank or who has or had a relationship with the Bancorp or the Bank, other than as a director.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement. Based upon its review thereof, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been furnished by Patrick A. Given, Robert W. Scherdel, Hyukmun Kwon, Sandford C. Scheman and Manny Schwartz. The report shall not be deemed incorporated by reference by any general statement incorporating this document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Bancorp specifically incorporates such information by reference, and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE

The Audit Committee, consisting of four directors, had fourteen meetings in 2007. The Audit Committee reviews the Bank’s financial reporting process on behalf of the Board of Directors, the internal audits conducted by Bank employees and/or auditors retained for those purposes, and the audits conducted by the independent auditors in conformance with regulations of the New York State Banking Department, the laws of the State of New York, federal securities laws and regulations, and NASDAQ Rules. The members of the Audit Committee are: Robert W. Scherdel (Chairperson), Hyukmun Kwon, Manny Schwartz and Sanford C. Scheman. All members of the Audit Committee are independent under pertinent NASDAQ listing standards. The Chairman of the Committee, Mr. Scherdel, is an “audit committee financial expert” within the meaning of pertinent regulations.

The Board of Directors adopted a written charter for the Audit Committee in October 2002. The charter was last amended in June 2007 to authorize the Committee to adopt a policy regarding the Bank’s internal audit activity and the authority and responsibilities of the persons performing that work. A copy of the charter, as amended, is available on the Bank’s website at www.bankofsmithtown.com (click on Investor Relations and then Governance Documents). .

Audit Committee Report

With respect to the audited financial statements of the Bank as of December 31, 2007 and for the year then ended, the Audit Committee:

(1) Has reviewed and discussed with the Bank’s management the audited financial statements;

(2) Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 as amended, and

(3) Has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, (which relates to the auditor’s independence from the Bank) and has discussed with the auditors the auditors’ independence from the Bank.

Based on the review and discussions of the Bank’s audited financial statements with the Bank’s management and the independent auditors of the Bank referred to in (1) - (3) above, the Audit Committee recommended to the Board of Directors that the Bank’s audited financial statements be included in the Bank’s Annual Report on Securities and Exchange Commission Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee has considered whether the provision of non-audit services by the Bank’s independent auditors is compatible with maintaining auditor independence.

The foregoing report has been furnished by Robert W. Scherdel, Hyukmun Kwon, Sanford C. Scheman and Manny Schwartz. This report shall not be deemed incorporated by reference by any general statement incorporating this document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Bancorp specifically incorporates such information by reference, and shall not otherwise be deemed filed under such acts.

Independent Auditors’ Fees

Audit Fees

For professional services rendered for the audit of the Bancorp’s financial statements for the fiscal year ended December 31, 2007 and the review of interim financial statements included in the Bancorp’s Forms 10Q during 2007, the Bank was billed a total of approximately $105,000 by Crowe Chizek and Company LLC (“Crowe Chizek”).

For professional services rendered for the audit of the Bancorp’s financial statements for the fiscal year ended December 31, 2006 and the review of interim financial statements included in the Bancorp’s Forms 10Q during 2006, the Bank was billed a total of approximately $92,000 by Crowe Chizek.

Audit Related Fees

For professional services rendered in connection with review of the internal controls during 2007 and for audit of the Bank’s 401k Plan and Employee Stock Ownership Plan, the Bank was billed approximately $88,500 by Crowe Chizek.

For professional services rendered in connection with review of internal controls during 2006 and for audit of the Bank’s 401k and Employee Stock Ownership Plan, the Bank was billed a total of $84,000 by Crowe Chizek.

Tax Fees

The Bank was billed a total of $12,200 for services rendered by Crowe Chizek for fiscal year ended December 31, 2007 for professional services rendered in connection with preparation of tax returns and for tax advice.

The Bank was billed a total of $5,500 for services rendered by Crowe Chizek for fiscal year ended December 31, 2006 for professional services rendered in connection with the preparation of tax returns and for tax advice.

All Other Fees

The Bank was billed a total of $11,000 for all other services rendered by Crowe Chizek for the fiscal year ended December 31, 2007 that are not set forth above. Those services were for consultation concerning BOS Preferred Funding Corp. (the Bank’s real estate investment trust or REIT).

The Bank was billed a total of $8,000 for all other services rendered by Crowe Chizek for the fiscal year ended December 31, 2006 that are not set forth above. Those services were for consultation concerning BOS Preferred Funding Corp.

All of the fees billed by Crowe Chizek described above were reviewed and approved by the Audit Committee.

The Audit Committee has adopted a policy and procedure for the pre-approval of all audit and non-audit services to be rendered by the Bank’s independent auditors. The Audit Committee reviews the proposal for audit services to be provided by the independent auditors for the upcoming fiscal year and approves the services and the fees to be paid for the services. All proposals for non-audit services by the independent auditors are also reviewed and approved by the Audit Committee prior to being performed.

APPROVAL OF INDEPENDENT AUDITORS
(PROPOSAL NO. 2)

The Board of Directors has selected Crowe Chizek and Company LLC Certified Public Accountants, to continue as the independent auditors for the Bank and the Bancorp for the year ending December 2008. Crowe Chizek has served as the independent auditors for the Bank and the Bancorp since August 26, 2003 and was the independent auditor for the Bank and the Bancorp for the year ended December 31, 2006 and December 31, 2007. There were no issues on which the Bancorp consulted with Crowe Chizek prior to their engagement as independent auditors.

Representatives of Crowe Chizek will be present at the Annual Meeting to answer questions and are free to make statements during the course of the meeting.

The Board of Directors recommends a vote FOR the proposal
to ratify the appointment of the independent auditors
(Proposal No. 2 on the Proxy)

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Bank has been a high-performing organization for many years. In order to continue to perform at high levels over a long period of time, the Bank needs to attract and retain highly-skilled, dedicated and experienced people for the senior management team and the Board of Directors. To attract and retain such people in the New York metropolitan market, the Bank must offer highly-competitive packages. Not only are the cost of living and compensation levels higher in the New York metropolitan area than in most other regions of the country, but the Bank must also compete with the compensation packages offered by many very large banks located in New York City.

While we want to attract and retain highly-qualified people for the senior management team and Board of Directors, we must also remember that the primary goal of the Bancorp is to build long-term shareholder value. Therefore, we must balance the need to attract and retain highly-qualified people with the need to keep costs at reasonable levels in order to create sufficient profitability for the shareholders.

Finally, the Bank has used a Bankwide Incentive Compensation Plan for many years. The plan includes all members of the senior management team, as well as every other Bank employee. We believe that part of the reason for the Bank’s long-term success is that the design of the incentive compensation plan promotes teamwork and creates an alignment among an individual’s compensation, the Bank’s performance and the individual’s contribution to the Bank’s performance. We also believe that it is productive for members of the senior management team to have goals and standards for their incentive compensation linked to the goals and standards for the incentive compensation for the entire staff.

In order to better implement these compensations objectives, last year we asked the shareholders to approve the Bank of Smithtown Annual Cash Incentive Plan and the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan. While both of those Plans are similar in mission and objective to the existing bankwide incentive compensation plan and the Restricted Stock Plan approved by the shareholders in 2005, they also allow us flexibility in offering additional forms of incentive compensation to Bank employees and directors and help ensure that the compensation paid thereunder meet the criteria for deductibility under the Section 162m of the Internal Revenue Code, as amended. The shareholders approved the adoption of both of the Annual Cash Incentive Plan and the Stock Compensation Plan at the Annual Meeting in April 2007. No awards were made under either of those plans in 2007.

Roles of Officers in Setting Compensation

The Compensation Committee gathers the information pertinent to its compensation discussion from Mr. Rock, the Bank’s Human Resources department and the Finance department. Mr. Rock also works with the Compensation Committee to develop strategies and recommendations for the Committee. All compensation matters related to the senior management team and the directors, and all cash and equity incentive awards are considered by the Compensation Committee. Mr. Rock presents to the Compensation Committee a general overview of the Bank’s performance and achievements during the year as well as his assessment of each of the executive officer’s performance during the year. He reviews with the Committee the performance measures pertinent to the executive officers compensation under the Bank’s cash incentive compensation plan and the level of those measures achieved by the executive officer. He shares with the Compensation Committee the individual goals set for each of the executive officers and his evaluation of their achievement. Mr. Rock makes recommendations to the Compensation Committee as to the executive officers’ (excluding himself) base salaries and equity compensation. Based upon its review and discussion of all of the foregoing, the Compensation Committee then formulates and presents its final recommendations to the full Board for approval. All matters related explicitly to Mr. Rock’s compensation are based on similar information regarding the Bank’s performance, the performance measures achieved by Mr. Rock under the Bank’s cash incentive compensation plan, and the Committee’s own evaluation of Mr. Rock’s performance during the year. Mr. Rock’s compensation is discussed in executive session by both the Compensation Committee and the full Board without any other participation by Mr. Rock.

Compensation Process

Benchmarking was one of the processes used by the Compensation Committee in 2007 in determining the compensation to be paid to the executive officers and directors. This process provided information used by the Compensation Committee in order to set compensation and incentives at levels that reflect competitive market practices and are used by other high performing banks. For purposes of benchmarking, the Committee utilized a peer group process that was based upon asset size, geographic location, cost of living, and number of branches. The criteria for selecting banks in the peer group also included various performance measures like average return on equity, average earnings per share growth and net interest margin. Specifically, all of the banks in the peer group had a five year average return on equity greater than or equal to 10%; a five year average earnings per share growth greater than or equal to 7%, and a net interest margin for the most recent year greater than or equal to 3.25% The Compensation Committee reviews the banks in the peer group each year and can add or drop banks that are better comparisons to the Bank and its performance for the year under review. Based on this process the Committee used the following banks for peer group purposes in 2007:

Bank of Marin (BMRC)	Intervest Bancshares Corp. (IBCA)
Berkshire Bancorp Inc. (BERK)	North Valley Bancorp (NOVB)
Bridge Bancorp (BDGE)	Northern Empire Bancshares (NREB)
Center Financial Corp. (CLFC)	Peapack-Gladstone Financial Corp (PGC)
Enterprise Bancorp (EBTC)	State Bancorp Inc. (STBC)
Farmers & Merchants Bancorp (FMCB)	Suffolk Bancorp (SUBK)
First of Long Island Corp. (FLIC)	Temecula Valley Bancorp, Inc. (TMCV)
First Regional Bancorp (FRGB)	Vineyard National Bancorp (VNBC)
Greater Community Bancorp (GFLS)	Wainright Bank & Trust Company (WAIN)
Heritage Commerce Corp. (HTBK)	Wilshire Bancorp, Inc. (WIBC)
Interchange Financial Services Corp. (IFCJ)

In evaluating the compensation of the executive officers, the Compensation Committee reviewed base salary, total cash compensation (base salary and annual cash incentives) and total direct compensation (total cash compensation + all forms of equity compensation) of the executive officers in comparison to officers with similar roles in banks in the peer group. Recognizing that the roles and duties of executive officers vary from institution to institution and that a direct one-to-one comparison is not always possible, the Committee used the information garnered from the peer group study as a starting point for their compensation discussions. The Committee considered the responsibilities of each of the Bank’s executive officers as well as their experience and years of service to the Bank. Based upon their discussion and the Bank’s high level of performance during the year and its ability to sustain and even improve on its successful performance over prior years, the Committee believed it was appropriate that the total compensation awarded to the executive officers be slightly higher than the average compensation paid to the officers with somewhat similar roles in banks in the peer group.

The Compensation Committee also reviewed the components of the compensation paid to the executive officers in prior years. The Compensation Committee looked at all of the different elements of the executive officer’s compensation (which are more particularly described under “Elements of Compensation and Determinations” herein) and considered whether each of them was an appropriate way to reward the executive officer in light of the executive officer’s responsibilities and performance and the Bank’s performance. The Committee considered whether those forms of compensation were competitive with what was being offered to executive officers in similar positions in the Bank’s competitive market. The Compensation Committee discussed different forms of compensation and made determinations about whether those different forms were still in keeping with the compensation philosophy outlined at the beginning of this Compensation Discussion and Analysis. As a result of that review, the Compensation Committee recommended that the Board consider adopting a new equity compensation plan, under which a variety of equity compensation (as opposed to just the restricted stock authorized under the Bancorp’s existing Restricted Stock Plan) could be awarded. The Compensation Committee also recommended to the Board that the awards made under the new plan be conditioned upon the attainment of performance goals determined by the Compensation Committee. The purpose of tying the awards to the Bank’s performance was to motivate the potential recipients to work hard to improve the Bank’s performance and to focus on long term shareholder value. The awards could also be considered “qualified performance based awards” under Section 162m of the Internal Revenue Code and as such the Bank’s expense in making the awards could be minimized. The Board subsequently adopted the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan, subject to the approval of the shareholders, which approval was obtained at the Annual Meeting in April 2007. There were no awards made under the 2007 Stock Compensation Plan during 2007.

One other process that the Compensation Committee went through after it reviewed all of the information described above and was prepared to make its recommendations to the Board, was to review a tally sheet which provided an overall picture of the total compensation and benefits paid to the executive officers in 2006. The tally sheet also included information on the value of the equity awards made in 2006 and the amount that would have become payable to the executive officer in the event a change in control of the Bancorp occurred. The information presented in the tally sheet allowed the Compensation Committee to see how its compensation recommendations for the upcoming year compared to the actual total compensation paid in the prior year. The Compensation Committee viewed that comparison to assess if the totality of their intended recommendations was appropriate in light of the Bank’s performance and the individual’s performance during the periods compared. The Compensation Committee then considered whether any adjustments to their recommendations were needed and ultimately concluded that the level of achievement by the Bank over the prior year and the each executive officer’s contribution thereto supported the Committee’s recommendations.

Elements of Compensation and Determinations

(a)
Base Salary. The base salaries that were provided to the senior management team were targeted to be at or slightly above the market levels of base salary for similar positions at banks in the peer group. The rationale for providing base salary at this level was attributed to the quality of the personnel hired, the high level of the Bank’s performance, and the cost of living in the Bank’s location. In particular, each executive officer’s level of responsibility, experience, skills and leadership ability were all factored into his or her base salary. The Compensation Committee also reviewed the base salary paid to each executive officer over the previous six years and the percentage increase in salary from year to year. Consistent with the compensation philosophy of the Bank, employees can make additional compensation; however, it is all predicated upon Bank performance. The base salary paid to each executive officer in 2007 is set forth in column (b) of the Summary Compensation Table (Table IV) set forth in this proxy statement.

(b)
Cash Incentive Compensation. Annual cash incentives at the Bank were paid under the Bankwide Incentive Compensation Plan in existence in January, 2007. Every person employed at the Bank is included in the plan from tellers and other members of the staff to the Chief Executive Officer. The plan had been in place for thirteen years, and was designed to correlate each individual’s compensation with his or her contribution to the Bank’s performance. The Compensation Committee reviewed the Bank’s performance at year end against specific financial targets set at the beginning of the year. Each person (other than Mr. Rock) had a variety of team goals for his or her department or branch, and a variety of Bankwide goals. Those predetermined financial goals may typically include such measures of performance as net income, efficiency, deposit growth, loan growth, asset quality, net interest margin and other measures pertinent to the function of the employee’s department. For instance, for Mr. Anrig and Mr. Stevens, who head the Bank’s loan department, the amount of loan growth, non performing loans and loan charge-offs, were their most heavily weighted performance measures. For Mr. Romano, the Chief Retail Officer of the Bank, the net income and deposit growth were his most heavily weighted performance measures, and for Ms. Florek, the Chief Financial Officer, the largest percentage of her performance measures were based on the growth in net interest margin, loans and net income. For Mr. Rock, his goals were based upon the same types of measures on a broader Bankwide basis rather than a departmental basis. The amount of compensation paid depended on the level of achievement in each of the performance measures and an evaluation of the individual’s performance and contribution during the year. For staff, managers, officers, executive officers and the Chief Executive Officer, this pay-for-performance methodology has helped create a culture that is one of the principal drivers of the Bank’s performance over the past fourteen years.

There was no one goal that was set as the target for any of the employees under the Bankwide Incentive Compensation Plan in 2007. In view of the Bank’s performance over the last eleven years, sustaining that level of growth from one year to the next is a difficult achievement in and of itself. Nonetheless, the performance goals in the plan were designed to motivate the employees to cause the Bank’s performance to be better than the prior year. In 2007, the incentive compensation paid to Mr. Rock was based upon his attainment of a goal that required an average increase of approximately eighteen percent in his performance measures over the prior year. The incentive compensation paid to Ms. Florek and Mr. Romano was based upon their each achieving a goal that required an average increase of approximately sixteen percent in their individual performance measures over the prior year. For Mr. Anrig and Mr. Stevens their cash incentive pay was based on their each attaining an average increase of approximately twelve percent in their performance measures over the prior year. The amount of compensation paid to the executive officers as a result of achieving those goals is set forth in column (c) of the Summary Compensation Table (Table IV) set forth in this proxy statement. Additional information concerning the amounts paid under the plan in 2007 is provided in the Grants of Plan-Based Awards Table (Table V) and the narrative following that table.

At the Annual Meeting in April 2007, the shareholders approved the adoption of the Bank of Smithtown Annual Cash Incentive Plan. That plan is similar in its mission and operation to the Bankwide Incentive Compensation Plan. It was submitted to the shareholders for approval so that payments made thereunder to the Bank’s executive officers would constitute “qualified performance-based compensation” and meet the criteria for deductibility under Section 162m of the Internal Revenue Code, as amended. The Compensation Committee did not make any awards under the Bank of Smithtown Annual Cash Incentive Plan subsequent to its approval in April, 2007.

(c)
Restricted Stock Grants. In 2007, equity compensation was awarded to each of the executive officers and directors pursuant to the Smithtown Bancorp Restricted Stock Plan. The Restricted Stock Plan was adopted by the Board of Directors and approved by the shareholders of the Bancorp in 2005. The shares of stock were awarded with the restrictions described below which are intended to provide the executive officers and directors with additional incentives to continue their employment with and/or service to the Bank and to further align their interests and compensation with the long-term interests of the Bancorp’s shareholders.

(i)
The restricted stock that was granted pursuant to the Restricted Stock Plan may not be transferred during the restricted period. The restricted period is five years from the date of the award, however, the restrictions lapse with respect to 20% of the shares awarded in a given year on December 31st of each year after the date of the award.

(ii)
The restrictions shall be lifted in the event of the death or disability of the recipient of the award or in the event of a change in control in the Bancorp. With regard to Mr. Rock, the restrictions shall also be lifted upon his retirement provided he does not retire before age 60 and he does not become employed by another bank in the New York metropolitan area. In 2006, the Compensation Committee recommended and the Board of Directors approved those conditions on the awards to be made to Mr. Rock under the plan, in recognition of his years of service as Chief Executive Officer, the success of the Bancorp during his tenure and the differences in his responsibilities as Chief Executive Officer and the responsibilities of the other executive officers and directors.

(iii)
Except as set forth above or as determined by the Board of Directors, all of the shares on which the restrictions have not lapsed shall be forfeited and all rights of the recipient to such shares shall terminate, without further obligation on the part of the Bancorp or the Bank, unless the recipient remains in the continuous employment of the Bank for the entire restricted period or, in the event a director no longer serves as a director of the Bank, during the restricted period in relation to which such shares were granted.

The number of shares awarded in 2007 was based upon the Bank’s performance, the individual’s performance, the base salary and incentive compensation being paid to the individual, and the expense to the Bancorp to make the awards. At their January 2007 meeting the Compensation Committee discussed whether awards should be made, to whom the awards should be made, the amounts to be awarded, and the expense to the Bancorp to make the awards contemplated. The Compensation Committee discussed the differences between Mr. Rock’s responsibilities as the Chief Executive Officer and the responsibilities of the other four executive officers. The Committee considered Mr. Rock’s success in his role as the spokesperson for the Bancorp, and in sustaining a high level of investor communications, including his holding and participating in approximately 30 investor conferences during the year. The Committee also gave consideration to Mr. Rock’s years of service as the Chief Executive Officer of the Bancorp which he began in October 1990 and was now serving for his 17th year. In order to properly and competitively award his continued contribution to the success of the Bancorp and to correlate his efforts to long-term shareholder value, the Compensation Committee believed the award of restricted stock to Mr. Rock should be significantly greater than the restricted stock awards to the other executive officers. Based upon those recommendations, the Board made the awards to the executive officers and directors of the Bank in February, 2007.

In December 2007, Augusta Kemper resigned from her position as a director of the Bancorp and the Bank, effective on December 31, 2007. In recognition of Ms. Kemper’s 15 years of service and contribution as a director, at its meeting in January 2008, the Compensation Committee recommended that the shares of restricted stock that had been awarded to Ms. Kemper in 2005, 2006 and 2007 on which the restrictions have not lapsed (which accounted for 731 shares) not be forfeited. The Committee recommended that the unvested shares continue to vest in the same manner and on the same schedule as if Ms. Kemper continued to serve as a director during the entire restricted period. The Board of Directors approved the Compensation Committee’s recommendation.

As discussed earlier herein, at the Annual Meeting in April 2007, the shareholders approved the adoption of the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan. The purpose of the plan is to provide the Bank with the opportunity to offer incentive equity awards in order to continue to attract and retain high level officers and directors and to motivate them to continue their relationship with the Bank and thereby align their interests and compensation with the long-term interests of shareholders. The plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciations rights, restricted stock, restricted stock units, performance shares, performance units and stock-based awards. The variety of awards authorized under the plan is intended to give the Board of Directors flexibility in the making awards that are appropriate and competitive under the circumstances, and to help the Bank minimize its expense for providing additional incentive compensation. Although the plan became effective as of the date of its approval by the shareholders, no awards were made under the plan in 2007.

(d)
Supplemental Executive Retirement Agreement. The Bank has a Supplemental Executive Retirement Agreement with Mr. Rock that was originally executed in May, 2004 and amended and restated in January 2007. That Agreement is targeted to provide 70% of final average base salary for Mr. Rock’s last three years of work prior to termination of service less amounts provided to Mr. Rock in the form of social security benefits and the Bank’s contributions to Mr. Rock’s accounts under the Bank’s 401k plan, the Executive Deferred Compensation Plan and Executive Incentive Retirement Plan. The Supplemental Executive Retirement Agreement has been granted to Mr. Rock in recognition of his tenure and contribution to the Bank’s overall success. The Board also recognizes that such agreements are typically included in the compensation packages of chief executive officers of Mr. Rock’s stature. Given Mr. Rock’s value to the Bank, the Board of Directors has extended the Supplemental Executive Retirement Agreement to help ensure that Mr. Rock remains in the employ of the Bank.

(e)
Executive Incentive Retirement Plan. In January 2000, the Bank executed an Executive Incentive Retirement Agreement with Mr. Rock, Ms. Florek, Mr. Anrig, Mr. Romano and Mr. Stevens. The plan was developed to motivate the executive officers to sustain superior bank performance and to provide incentive for them to continue their employment by the Bank. The eligible officers are chosen by the Board of Directors for participation in this plan. The plan provides for a contribution up to 10% of base salary to each executive officer’s account, based upon the return on equity (“ROE”) of the Bancorp from the previous fiscal year. The earnings on the Executive Incentive Retirement Plan accounts are based upon the percentage change in the fair market value of the Bancorp’s common stock price, the actual growth rate, with a guaranteed annual minimum rate of 6% and a maximum rate of 12%. The executive officer must be employed by the Bank for a period of five years in order to be vested in the plan. If the executive officer does not remain in the continuous employment of the Bank until early retirement (age 55 with 15 years service) or normal retirement (age 65), then no benefits are paid. The executive officer has the option to choose how benefits are paid (lump sum or equal monthly installments over fifteen years) for normal retirement, early retirement, disability and death. Additional information regarding the Executive Incentive Retirement Plan is provided in the Nonqualified Deferred Compensation table (Table IX) set forth in this proxy statement and the narrative following that table. The plan has not at this time been amended to reflect changes under Internal Code Section (IRC) 409A. Under guidance from the IRS, the Bank has until December 31, 2008 to have these documents updated to reflect changes as specified under IRC 409A.

Both the Supplemental Retirement Agreements and the Executive Incentive Retirement Plan are a means of motivating the executive officer to keep his or her position with the Bank and are competitive with what is being offered to executive officers in similar positions in the Bank’s marketplace.

(f)
Executive Deferred Compensation Plan. The Bank has had a voluntary executive deferred compensation plan since January, 2004. Mr. Rock, Ms. Florek, Mr. Anrig, Mr. Romano and Mr. Stevens are all participants in the plan. The plan allows individuals deemed eligible by the Board of Directors to defer amounts that would have been otherwise deferred into the Bank’s qualified 401(k) plan but for the limitations imposed by the Internal Revenue Code for highly compensated employees. The plan is offered as a competitive benefit to attract and retain the eligible officers to the Bank. The amounts that are deferred earn interest based upon the prime rate in effect as of the first business day of the year. In December 2006, each officer made a payout election which provides for payments upon termination on a lump sum, five or ten year basis. Further details about the plan are provided in the Nonqualified Deferred Compensation table (Table IX) set forth in this proxy statement. Similar to the Executive Incentive Retirement Plan described above, the Executive Deferred Compensation Plan has not at this time been amended to reflect changes under IRC 409A.

(g)
Change-in-Control Agreements. The Bancorp has Agreements with Mr. Rock, Ms. Florek, Mr. Anrig, Mr. Romano and Mr. Stevens and certain other employees of the Bank (collectively, the “Executives”) which would become effective in the event of a change in control of the Bancorp. These Agreements provide additional benefits competitive with the benefits being offered to similar employees in the Bank’s marketplace, help to retain those employees and help to ensure that those employees will not be so significantly affected by a change in control that they would be biased to a transaction that may be in the best interest of the Bancorp’s shareholders. The Agreements provide that if the Executive’s employment is terminated for any reason other than cause, death or disability subsequent to a change in control of the Bancorp, or if the Executive elects to terminate his or her employment following a change in control because of a diminution of the Executive’s compensation or responsibilities or following a breach by the Bancorp of the Agreement, the Executive would be entitled to: (i) receive an amount equal to three times the sum of the Executive’s highest salary and incentive compensation paid in the three most recent years preceding the change in control, and (ii) to receive an amount equal to the contributions and benefits that the Executive would have received for a three year period based on the benefits and contributions paid on the Executive’s behalf in the year preceding the Executive’s termination, and (iii) to continue to participate in the health benefit plans of the Bank for a period of three years following termination. The Agreement with Mr. Rock also provides that if at any time within one year after a change in control, he elects to terminate his employment with the Bank for any reason, he will receive the amounts and the benefits described above. The Agreements specify the time periods in which the event that triggers the change in control must occur. For Mr. Rock, the event which triggers payment of the benefit in the Agreement must occur within thirty-six months subsequent to a change in control. For all other Executives, it is a twenty-four month time period. The reason for those differences in Mr. Rock’s agreement is to acknowledge his unique position at the Bank and his years of service to the Bank. One of the triggering events that is included in the Agreements with Mr. Rock, Mr. Anrig and Ms. Florek (a change in title) is not included in the Agreements with Mr. Romano or Mr. Stevens. The Compensation Committee believed that event was not appropriate in the Agreements with Mr. Romano and Mr. Stevens because their titles were not universally applied to the individuals with their responsibilities in other banking institutions. The benefits that would have been payable to Mr. Rock, Ms. Florek, Mr. Anrig, Mr. Romano and Mr. Stevens if an event had occurred on December 31, 2007 that would have triggered payment under the Agreements are shown in the Potential Payments in the Event of a Change In Control Table (Table XI) set forth in this proxy statement.

(h)
Retirement Plans for All Employees. The Bank maintains both an Employee Stock Ownership Plan and a 401(k) plan covering full-time employees, including the Bank’s executive officers, who have attained the age of 21 years and who have completed 1,000 hours of employment during the year. Benefits under the Employee Stock Ownership Plan are based solely on the amount contributed by the Bank which is used to purchase common shares of stock of the Bancorp. A participant’s allocation is the total employer contribution multiplied by the ratio of that participant’s applicable compensation over the amount of such compensation for all participants for that year. Benefits are not subject to deduction of social security or other offset amounts. The total amount contributed to the Employee Stock Ownership Plan for 2007 was $225,000.00. The total amount contributed by the Bank to the 401(k) plan in 2007 was $198,000.

(i)
Perquisites. The Bank pays a portion of the cost of executive officers’ automobiles. The annual benefit to each executive officer is less than $10,000. The Bank also paid a portion of Mr. Rock’s country club memberships to the extent that it was used in connection with Bank business. The Board of Directors believes the payment of these perquisites is justified in light of their amount and the Bank’s desire to offer competitive forms of compensation to its executive officers. The benefit to Mr. Rock resulting from the perquisites provided to him are included in column (i) of the Summary Compensation Table (Table IV) and column (g) of Table IV-A set forth in this proxy statement.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended places a limit of $1,000,000 on the amounts of compensation that may be deducted by the Bank in any year with respect to the Chief Executive Officer or any other Senior Executive Officer unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. One of the reasons that the Board of Directors approved the Bank of Smithtown Annual Cash Incentive Plan and the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan was to qualify the compensation that may be paid to the Bank’s executive officers under those plans in the future for deductibility under Section 162(m).

Stock Ownership Guidelines

The Bylaws of the Bancorp do not require and the Bank does not have a policy that requires its executive officers to be shareholders of the Bancorp or to maintain a level of share ownership. The Bylaws of the Bancorp require that a director be a shareholder of the Bancorp. In its efforts to encourage the executive officers and directors to own Common Shares and to continue to keep their interests aligned with the interest of the shareholders, in 2007 the Board of Directors once again awarded the executive officers with shares pursuant to the Employee Stock Ownership Plan and awarded the executive officers and directors with shares pursuant to the existing Restricted Stock Plan.

Executive Officer Compensation

The following tables (IV through IX) set forth the compensation paid and awards made to the Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Bank.

TABLE IV

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)	(h)(3)(4)	(i)(5)	(j)
Bradley E. Rock Chairman, President & CEO of Bancorp and Bank	2007	511,923	None	76,510	None	350,839	367,921	91,229	1,398,422
	2006	446,154		40,539		300,465	594,529	91,528	1,472,394

Anita M. Florek Executive Vice President & CFO of Bancorp and Bank	2007	203,500	None	9,850	None	80,140	15,717	31,972	341,179
	2006	191,077		4,921		73,212	10,485	37,496	317,191

Robert J. Anrig Executive Vice President of Bank	2007	203,500	None	9,850	None	121,290	16,787	31,837	383,264
	2006	191,077		4,921		118,439	10,859	37,438	362,734

John A. Romano Executive Vice President of Bancorp and Bank	2007	203,500	None	9,850	None	100,194	13,188	31,353	358,085
	2006	189,923		4,921		81,200	8,433	34,541	319,018

Thomas J. Stevens Executive Vice President of Bank	2007	173,730	None	9,850	None	106,322	13,110	28,022	331,034
	2006	163,230		4,921		103,782	8,858	32,354	313,145

Narrative and Explanation of Footnotes to the Summary Compensation Table (Table IV)

(1)
The amount reported represents the compensation cost recognized by the Bancorp for financial statement reporting purposes for each year indicated of the restricted stock awarded each year to the executive officer under the Restricted Stock Plan. The valuation method and material assumptions made in quantifying this amount for 2006 are set forth in Note J (Other Stock Based Compensation) of the Notes to Consolidated Financial Statement in Form 10-K filed by the Bancorp with the Securities and Exchange Commission on March 15, 2007. The valuation method and material assumptions made in quantifying this amount for 2007 are set forth in Note J (Other Stock Based Compensation) of the Notes to Consolidated Financial Statement in Form 10-K filed by the Bancorp with the Securities and Exchange Commission on March 13, 2008.

(2)
At the Annual Meeting of Shareholders held in April, 2007, the shareholders approved the adoption of the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan. Under the terms of that Plan, the Compensation Committee is authorized to award stock options, however, no stock options were awarded in 2007.

(3)
The amount reported includes the amount attributable to the change in the actuarial present value of the accumulated benefit provided to Mr. Rock under his Supplemental Executive Retirement Agreement which was $572,983 in 2006 and $366,767 in 2007. This is an actuarial present value, and not an amount that was paid to Mr. Rock during the years reported. Mr. Rock is the only executive officer who has a Supplemental Executive Retirement Agreement.

(4)
The balance of the amount reported represents the interest paid on the Executive Deferred Compensation Plan and the Executive Incentive Retirement Plan. The rate of interest paid on the Executive Deferred Compensation Plan is set on the first business day in January of the plan year and is based upon the highest rate published as the U.S. Prime Rate in the Wall Street Journal on that date. The interest paid for the year 2006 was 7.25%. The interest paid for the year 2007 was 8.25%. The interest paid on the Executive Incentive Retirement Plan is an annual rate equal to the percentage change in the fair market value of the Bancorp’s common stock price over a one year period measured as of December 31, with a minimum guaranteed rate of 6% and a maximum guaranteed rate of 12%. The interest paid for the years 2006 and 2007 was 12%. Although Mr. Rock no longer participates in the Director Incentive Retirement Plan, interest at the rate of 12% was paid on his existing account under that plan in 2006 and 2007 and those amounts are also included in the number reported. The amount reported is only the portion of the interest paid on the plans described above which exceeded 120% of the applicable long-term federal rate (the “above-market interest rate”).

(5)	The amount reported in this column (i) is an aggregate of the components shown on Table IV-A which follows.

TABLE IV-A

ITEMIZATION OF ALL OTHER COMPENSATION
(column (i)) OF SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	401(K) Contribution	Executive Incentive Retirement Contribution	ESOP Contribution	Life Insurance	Perquisites	Dividends Paid Restricted Stock	Total ($)
(a)	(b)	(c)(1)	(d)(2)	(e)(3)	(f)(4)	(g)(5)	(h)(6)	(i)
Bradley E. Rock Chairman, President & CEO of Bancorp and Bank	2007	7,750	45,000	5,628	2,241	28,387	2,223	91,229
	2006	7,500	40,000	11,092	3,067	28,477	1,392	91,528

Anita M. Florek Executive Vice President & CFO of Bancorp and Bank	2007	5,590	19,200	5,628	1,280	*	274	31,972
	2006	5,679	18,000	11,092	2,509		216	37,496

Robert J. Anrig Executive Vice President of Bank	2007	5,395	19,200	5,628	1,340	*	274	31,837
	2006	5,621	18,000	11,092	2,509		216	37,438

John A. Romano Executive Vice President of Bancorp and Bank	2007	5,575	19,200	5,628	676	*	274	31,353
	2006	5,393	16,500	11,092	1,340		216	34,541

Thomas J. Stevens Executive Vice President of Bank	2007	5,211	16,400	5,628	509	*	274	28,022
	2006	4,897	15,400	11,092	749		216	32,354

Narrative and Explanation of Footnotes to Table IV-A

This table contains a breakdown of the components of all of the other compensation paid to the executive officer which is totaled and reported in the Summary Compensation Table (Table IV) in column (i) thereof.

(1)	The amount reported is the contribution made by the Bank to the Bank of Smithtown 401K plan for each executive officer.

(2)	The amount reported is the contribution made by the Bank to the Executive Incentive Retirement Plan for each executive officer.

(3)
The amount reported is the value of the Bank’s contribution to the Bank of Smithtown Employee Stock Ownership Plan (the “ESOP”) for each executive officer. The value is based upon the number of shares of common stock to which the executive officer is entitled as a result of the Bank’s contribution to the ESOP during the year and the closing price of the stock on the last business day of the year. The number of shares of common stock to which each executive officer was entitled to as a result of the Bank’s contribution in 2007 was 254 shares and the closing price of the stock on December 31, 2007 was $22.16. The number of shares of common stock to which each executive officer was entitled to as a result of the Bank’s contribution in 2006 was 409 shares and the closing price of the stock on December 31, 2006 was $27.12.

(4)
The amount reported is the actual value of the premium paid by the Bank for the death benefit coverage to the executive officer under the Bank Owned Life Insurance policy (“BOLI”) maintained by the Bank for each executive officer. The Bank provides two different types of life insurance coverage for its employees. The first is pursuant to a Group Term Life (“GTL”) policy under which all eligible employees are entitled to a benefit based upon a multiple of their annual salary. For the executive officers the benefit payable under the GTL is capped at $50,000. The second type of coverage, the BOLI, is only provided to the executive officers and certain other officers of the Bank and the directors of the Bank. The Bank has purchased a life insurance policy on the life of each of those individuals. The Bank has entered into an agreement with those Bank employees whereby a portion of the policy is payable to the individual’s designated beneficiary and a portion of the policy is payable to the Bank. The portion that is payable to each executive officer’s designated beneficiary is based upon a multiple of the executive officer’s annual salary (less the benefit payable under the GTL) and the balance of the policy is the portion that is payable to the Bank.

(5)
The amount reported is the dollar value of Mr. Rock’s personal use of the car provided for him by the Bank plus the amount paid by the Bank for Mr. Rock’s business use of his golf club memberships. The total amount of compensation in the form of perquisites and incidental personal benefits paid to the other executive officers was less then $10,000 each and therefore is not included.

(6)
The amount reported is the dividends paid in each year indicated to the executive officer on the restricted stock awarded to him or her under the Smithtown Bancorp Restricted Stock Plan. The dividends paid on the restricted stock are the same as the dividends paid to all shareholders of common stock of the Bancorp.

TABLE V

GRANTS OF PLAN-BASED AWARDS

	Equity Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number Of Shares of Stock	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	or Units	Awards
Name	Date	($)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(1)
Bradley E. Rock Chairman, President & CEO of Bancorp and Bank	2/8/07	162,426	357,336	8800	212,320
Anita M. Florek Executive Vice President & CFO of Bancorp and Bank	2/8/07	37,802	83,164	880	21,232
Robert J. Anrig Executive Vice President of Bank	2/8/07	59,456	130,803	880	21,232
John A. Romano Executive Vice President of Bancorp and Bank	2/8/07	47,262	103,975	880	21,232
Thomas J. Stevens Executive Vice President of Bank	2/8/07	52,119	114,661	880	21,232

(1)
The amount reported is the award of restricted stock granted in 2007 and is adjusted for the ten percent stock dividend on Common Shares paid on April 2, 2007. The grant date fair value of the Common Shares awarded pursuant to the Bank of Smithtown Employee Stock Ownership Plan is included in the Summary Compensation Table (column (i) and specified in Table IV-A - All Other Compensation (see footnote 3).

Narrative Pertaining to Cash Incentive Compensation and Stock Awards Reported in the Summary Compensation
Table (Table IV) and the Grants of Plan-Based Awards Table (Table V)

The amounts reported in columns (e) (g) and (i) of the Summary Compensation Table (Table IV), columns (f) and (h) of the All Other Compensation (Table IV-A) and the Grants of Plan-Based Awards Table (Table IV) represent the incentive compensation paid under Bankwide Incentive Compensation Plan, the Common Shares awarded under the Restricted Stock Plan approved by the shareholders in 2005, and the Common Shares awarded under Bank of Smithtown Employee Stock Ownership Plan.

The Bankwide Incentive Compensation Plan under which incentive compensation was paid in January 2007 is described in the Compensation Discussion and Analysis set forth in this proxy statement. Under that plan, the threshold level represents the level of performance that must be achieved in order for an employee to be paid any compensation under the plan. If the combined performance of the Bank, the individual participant’s department or branch, and the individual’s performance do not reach the threshold level, then the individual would not be entitled to any compensation under that plan. The amount reported in column (c) of Table V is the amount that would have been paid to the executive officer if the threshold level of performance under the plan was achieved.

Beyond the threshold level, there were numerous levels of performance under that plan and the compensation paid to the individual participant was a function of the performance level attained. The target level required a very ambitious level of performance, but represented a level of performance that the Bank’s senior management team believed could be achieved and desired its employees to strive for during the year. The amount reported in column (d) of Table V is the amount that would have been paid to the executive officer if that target level was achieved. The amount reported in column (g) of the Summary Compensation Table (Table IV) is the actual amount paid to each executive officer based on the performance level that was achieved for each year reported.

There was no maximum amount that could have been paid to a participant if the combined performance (of the individual, the individual’s department and the Bank) exceeded the highest performance level set forth for the year. The plan is designed to encourage employees, individually and as part of a team, to work diligently and does not limit the award that they can receive for an outstanding performance.

Equity awards were made pursuant to the Restricted Stock Plan and the Bank of Smithtown Employee Stock Ownership Plan, neither of which are incentive plans as defined under pertinent legal regulations. The terms of the Restricted Stock Plan are described in the Compensation Discussion and Analysis set forth in this proxy statement. Under the terms of that plan, the Compensation Committee could recommend to the Board of Directors that common stock, subject to restrictions, be awarded to certain employees and the directors of the Bank. The decision to make an award was within the sole discretion of the Board and is not based upon any specific measures of performance by the Bancorp, the Bank or the recipient. In January 2006, an award was granted to certain officers of the Bank, including the executive officers, and to the directors of the Bank. In April 2006, an additional award was made to Mr. Rock in order to give him a greater stake in the Bancorp and thereby further align his interests with that of the Bancorp’s shareholders. In February 2007, an additional award was made to the executive officers and the directors of the Bank under the plan. The amount of restricted stock awarded to each executive officer in 2007 is shown in column (e) of Table V. The value of the award, based upon the closing price of the stock on the date of the grant, is shown in column (f) of Table V. The cost to the Company of making those awards is included in compensation paid to the executive officer and is shown in column (e) of the Summary Compensation Table (Table IV).

Under the terms of the Restricted Stock Plan, the recipient is entitled to vote the shares and receive the dividends paid on the shares during the restrictive period (five years after the award is made). The dividend paid on the restricted shares is the same as the dividend that was paid on the Common Shares during the year. The amount of the dividends paid to the executive officers on the restricted stock awarded to them is included in the amount reported in column (i) of the Summary Compensation Table (Table IV) and is broken down per year in column (h) of the All Other Compensation Table (Table IV-A).

In January 2006 and 2007, the Compensation Committee recommended and the Board approved the amount to be contributed by the Bank to the Bank of Smithtown Employee Stock Ownership Plan. The terms of that plan are described in the Compensation Analysis and Discussion set forth in this proxy statement. The decision to make a contribution to that plan is within the sole discretion of the Board and there are no specific performance measures set forth in that plan. The value of the number of shares allocated to the executive officer based on the Bank’s contribution to the plan each year is included in the amount reported in column (i) of the Summary Compensation Table (Table IV), is itemized per year in column (e) of the All Other Compensation Table (Table IV-A) and the valuation method is explained in footnote (3) to that Table.

TABLE VI

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)(1)(2)	(c)(3)
Bradley E. Rock Chairman, President & CEO of Bancorp and Bank	12,518	$277,399

Anita M. Florek Executive Vice President & CFO of Bancorp and Bank	1,463	$32,420

Robert J. Anrig Executive Vice President of Bank	1,463	$32,420

John A. Romano Executive Vice President of Bancorp and Bank	1,463	$32,420

Thomas J. Stevens Executive Vice President of Bank	1,463	$32,420

(1)	The shares reported were awarded in 2005, 2006 and 2007 pursuant to the Smithtown Bancorp, Inc. Restricted Stock Plan and are adjusted for the stock dividends paid in 2006 and 2007.

(2)
On December 31st in each of the five years following the date the award is made, 20% of the restricted stock award for that particular year (adjusted for any stock splits or stock dividends paid thereon) will vest in the recipient and the restrictions thereon will lapse. A complete description of the Restricted Stock Plan and the conditions on which the awards made thereunder will vest is provided in the Compensation Discussion and Analysis under "Elements of Compensation and Determinations".

(3)	The value reported is based on the closing price of the Common Shares on December 31, 2007.

TABLE VII

OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)(1)	(c)(2)
Bradley E. Rock Chairman, President & CEO of Bancorp and Bank	3,674	$81,416

Anita M. Florek Executive Vice President & CFO of Bancorp and Bank	473	$10,482

Robert J. Anrig Executive Vice President of Bank	473	$10,482

John A. Romano Executive Vice President of Bancorp and Bank	473	$10,482

Thomas J. Stevens Executive Vice President of Bank	473	$10,482

(1)	The shares reported were awarded in 2005, 2006 and 2007 pursuant to the Smithtown Bancorp, Inc. Restricted Stock Plan and are adjusted for the stock dividends paid in 2006 and 2007.

(2)	The value reported is based on the closing price of the Common Shares on December 31, 2007.

TABLE VIII

PENSION BENEFITS

Name	Plan Name	Number of Years Of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)(1)	(c)	(d)(2)	(e)
Bradley E. Rock Chairman, President & CEO of Bancorp and Bank	Supplemental ExecutiveRetirement Agreement	4	667,916	0

(1)
A description of the Supplemental Executive Retirement Agreement with Mr. Rock is provided in the Compensation Discussion and Analysis set forth in this proxy statement. Under the terms of the Agreement, a cash benefit is payable to Mr. Rock upon his retirement at the normal retirement age (60 years) and a reduced benefit is payable if Mr. Rock’s employment is terminated before he reaches age 60. A description of the early retirement benefits payable under the Agreement that Mr. Rock was entitled to as of December 31, 2007 is set forth in the Payments Upon Termination Table (Table X) herein. The benefit payable under the Agreement is based only on Mr. Rock’s base salary and not any other compensation that he received during his employment.

(2)
The valuation method and material assumptions made in quantifying this amount are set forth in Note I of Notes to Consolidated Financial Statements in Form 10-K filed by the Company with the Securities and Exchange Commission on March 13, 2008.

TABLE IX

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)	(f)
Bradley E. Rock Chairman, President & CEO of Bancorp and Bank	15,000	45,000	51,684	0	484,953

Anita M. Florek Executive Vice President & CFO of Bancorp and Bank	10,000	19,200	26,219	0	248,465

Robert J. Anrig Executive Vice President of Bank	15,000	19,200	28,728	0	281,907

John A. Romano Executive Vice President of Bancorp and Bank	10,000	19,200	22,350	0	217,044

Thomas J. Stevens Executive Vice President of Bank	5,000	16,400	22,242	0	210,083

Narrative and Explanation of Footnotes to Table IX - Nonqualified Deferred Compensation

(1)
Pursuant to the Executive Deferred Compensation Plan, the executive officer may defer a portion of his or her compensation each year. The portion that may be deferred is approximately the amount by which the executive officer’s contribution to the Bank’s 401K Plan is limited by reason of Sections 402(g) and 401(a) (17) of the Internal Revenue Code. Under the terms of the Plan, the Bank will pay interest on the executive’s account at an annual rate equal to the highest rate published as the U.S. Prime Rate in the Wall Street Journal on the first day of January of the Plan Year. The interest rate paid by the Bank under this Plan in 2007 was 8.25%. Each year the executive must elect by December 15 whether to participant in the Plan for the following year and whether he/she desires the benefit payable under the Plan to be paid in a lump sum or a five or ten year payout. The executive may not change his/her election during the Plan Year. The executive is 100% vested in the Plan and the benefit under the Plan is payable to the executive upon termination of employment by the Bank. The executive can elect to receive payment of the benefit while still employed by the Bank provided that such election is made one year in advance and can request payment due to financial hardship. The amounts reported here are included in the executive officer’s compensation reported in column (g) of the Summary Compensation Table (Table IV) set forth in this proxy statement.

(2)
The Executive Incentive Retirement Plan is a nonqualified defined contribution plan under which retirement benefits are accrued for the executive officers of the Bank (in addition to the Bank’s 401k Plan). Benefits under the Plan are based solely on the amount contributed by the Bank which for the executive officers is up to ten percent of the officer’s salary (shown in column (c) of the Summary Compensation Table) for the prior fiscal year based upon the return on equity of the Bancorp from the prior fiscal year. The Bank pays interest on the executive’s account at an annual rate equal to the percentage change in the fair market value of the Bancorp’s common stock price over a one year period measured on December 31, with a minimum guaranteed rate of six percent and a maximum guaranteed rate of twelve percent. The interest rate paid by the Bank under the Plan in 2007 was 12%. Benefits under the Plan are payable to the executive officer upon retirement at age 65; upon early retirement (between age 55 and 65); if the executive officer becomes disabled before age 55 or if the executive officer is terminated due to a change in control. The amounts reported here are included in the executive officers’ compensation reported in column (i) of the Summary Compensation Table (Table IV)and are indicated by year in column (d) of All Other Compensation Table (Table IV-A).

(3)
The amount reported is the total interest paid to the named executive officer under the Executive Deferred Compensation Plan and the Executive Incentive Retirement Plan, including the “above market” interest reported in column (h) of the Summary Compensation Table (Table IV).

POTENTIAL PAYMENTS ON TERMINATION OF AN EXECUTIVE OFFICER (Table X)

Pursuant to the Restricted Stock Plan under which shares were awarded in 2007, the Executive Deferred Compensation Plan, the Executive Incentive Retirement Plan and the Supplemental Executive Incentive Retirement Agreement (for Mr. Rock only) and the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan, the executive officers are entitled to payment under those plans in the event their employment is terminated, including termination in connection with a change in control of the Bancorp.

Pursuant to the terms of the Restricted Stock Plan (under which restricted stock was awarded to the executive officers in 2005, 2006 and 2007), unless the Board determines otherwise, if the executive officer’s employment is terminated due to death or disability, all of the restricted shares previously awarded would vest immediately, but if termination was for any other reason, the unvested shares would be forfeited. With regard to Mr. Rock only, if his employment was terminated as a result of his retirement, all unvested shares would immediately vest, provided he has reached age 60 and he does not become employed by a bank in the New York metropolitan area. The amount reported in column (b) of the Potential Payments on Termination Table (Table X) which follows is the market value as of December 31, 2007 of the restricted stock which became vested as of December 31, 2007.

Under the terms of the Executive Deferred Compensation Plan, regardless of the reason for termination, the executive officer is entitled to the amount in the executive’s account under the plan as of the date of termination. The amount is payable to the executive in a lump sum or over a period of five or ten years. If the executive officer chooses to have the benefit payable over a period of time, interest will continue to be paid at the average interest rate being paid in the prior three years on the balance in the executive officer’s account on the date of termination. The amount reported in column (c) of Table X represents the balance in each executive officer’s account as of December 31, 2007.

Pursuant to the terms of the Executive Incentive Retirement Plan, early retirement age is 55 years and normal retirement age is 65 years. As of December 31, 2007, only Mr. Rock and Ms. Florek would have been entitled to the early retirement benefit payable under the plan which is the balance in their respective accounts as of that date; Mr. Anrig, Mr. Romano and Mr. Stevens would not have been entitled to the benefit because they have not been employed by the Bank for the requisite 15 years and/or they were not 55 years of age. If any of the executive officers’ employment was terminated on December 31, 2007 as a result of a disability or a change in control, they would have received the amount in their account as of the date of termination. The benefit payable if the executive officer passes away while still employed by the Bank is the greater of the amount in the executive officer’s account on the date of death or the projected retirement benefit. In column (d) of Table X the first number shown is the executive officer’s account balance as of December 31, 2007. The second number is the lump sum projected normal retirement benefit payable if the executive officer had passed away on December 31, 2007. The early retirement, disability and death benefits described above are payable by the Bank in a lump sum or equal monthly installments over fifteen years with interest at the rate being paid on the account on the date of termination. The change in control benefit is payable in a lump sum. There is no benefit paid if the executive officer is terminated for cause.

The terms of the Supplemental Executive Retirement Agreement with Mr. Rock are fully described in the Compensation Discussion and Analysis set forth in this proxy statement and in the Pension Benefits Table (Table VIII) and the footnotes thereto. If Mr. Rock’s employment was terminated (other than for cause, disability or due to a change in control) on December 31, 2007, he would have been entitled to payment of the amount which the Bank is required to accrue under GAPP to account for the benefit that may become payable under the Agreement. The amount of the annual payment which would begin when Mr. Rock reaches 60 years of age and which is payable to him for life with 15 years of payments guaranteed is the first number shown in column (e) of Table X. If Mr. Rock’s employment was terminated on December 31, 2007 due to his death or disability, he would have received the same benefit as if he had reached normal retirement age on December 31, 2007 which is 70% of his projected final average base salary less amounts provided to him in the form of 50% of social security benefits and contributions made by the Bank to his accounts under the 401K plan, Executive Deferred Compensation Plan and the Executive Incentive Retirement Plan. The annual payment is the second number shown in column (e) of Table X. In the event of Mr. Rock’s disability, the payment would not be made until he reached the age of 60 and would be made for life with a guaranteed payment for fifteen years. In the event of Mr. Rock’s death, the annual payment would commence immediately following his death and would be paid for fifteen years. The change in control benefit payable to Mr. Rock under the Supplemental Executive Retirement Agreement is set forth in the Potential Payments in the Event of a Change In Control (Table XI) in this proxy statement.

Pursuant to the terms of the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan, the Compensation Committee shall specify in each agreement made with the recipient of an award the recipient’s right to receive the award following termination of the recipient’s employment with the Bank as well as the conditions under which an award would be forfeited. There were no awards made pursuant to that plan in 2007.

TABLE X

POTENTIAL PAYMENTS UPON TERMINATION

Name	Restricted Stock Plan ($)	Executive Deferred Compensation Plan ($)	Executive Incentive Retirement Plan ($)	Supplemental Executive Retirement Agreement ($)
(a)	(b)	(c)	(d)	(e)
Bradley E. Rock Chairman, President & CEO of Bancorp and Bank	81,416	52,028	432,925 1,664,941	150,956 240,261

Anita M. Florek Executive Vice President & CFO of Bancorp and Bank	10,482	35,419	213,046 696,493	0

Robert J. Anrig Executive Vice President of Bank	10,482	68,861	213,046 524,822	0

John A. Romano Executive Vice President of Bancorp and Bank	10,482	44,608	172,436 1,032,573	0

Thomas J. Stevens Executive Vice President of Bank	10,482	28,597	181,486 1,823,803	0

POTENTIAL PAYMENTS IN THE EVENT OF A CHANGE IN CONTROL (Table XI)

The Bank has a Change-In-Control Agreement with each of the executive officers and certain other employees of the Bank (the “Agreements”). The definition of a change in control in the Agreements is consistent with the definition of change in control in the Executive Deferred Compensation Plan, the Executive Incentive Retirement Plan, the Supplemental Executive Retirement Plan, the Restricted Stock Plan (under which shares were awarded in 2005, 2006 and 2007) and the 2007 Stock Compensation Plan. Under the Agreements, the executive officer would be entitled to payment if his or her employment were terminated by the Bank (other than for cause) within a certain period of time (for Mr. Rock 36 months; for the other executive officers 24 months) following a change in control. In addition, if the officer terminates his or her employment with the Bank within those same time periods for good reason, the officer is entitled to payment under the Agreements. Good reason is defined in the Agreements as termination upon the occurrence of or after a significant adverse change (not consented to by the executive officer) in the executive’s responsibilities, functions, powers, authority or duties than those exercised by the officer prior to the change in control; a reduction in the officer’s base salary or cash incentive compensation opportunity; a relocation of the employment to a location that is more than 50 miles from the officer’s location at the time of the change in control or a requirement that the officer travel more than 30 working days in a calendar year or more than 10 consecutive calendar days at any one time; a failure to continue in effect or a reduction in any benefit, programs or perquisites that were provided to the officer prior to the change in control unless the Bank provides the executive with substantially similar benefits or the changes are due to legal requirements or are made to all employees on a non-discriminatory basis, or if the Bank or its successor does not perform under the Agreement. The Agreements with Mr. Rock, Ms. Florek and Mr. Anrig also define good reason as a change in their respective titles from the title they had prior to the change in control. The Agreement with Mr. Rock also permits him to terminate his employment for any reason within one year of the change in control and receive the benefits payable under the Agreement.

The benefit to which the executive would be entitled is (a) an amount equal to the sum of three times the executive’s highest paid salary in the three most recent years preceding the change in control and three times the executive’s highest incentive compensation paid in the three most recent years preceding the change in control, and (b) an amount equal to the contributions and benefits that the executive would have received for a three year period based on the benefits and contributions paid on the executive’s behalf in the year preceding the executive’s termination, and (c) to continue to participate in the Bank’s health, dental and medical plans and be provided coverage under the Bank’s life and disability insurance plans for a period of three years following termination, and (d) to become fully vested in all unvested restricted stock awards under the Restricted Stock Plan. The payment to which the executive is entitled under (a) and (b) in the preceding sentence is payable to the executive in a lump sum by the Bank. In addition, the executive officer is entitled to a payment which is equal to the amount of the excise tax (under Section 4999 of the Internal Revenue Code of 1986, as amended) and income taxes and interest and penalties imposed with respect thereto, that the executive would be required to pay on the benefit paid pursuant to the Agreement.

The payments and benefits to which the executive officers would be entitled assuming a triggering event had occurred on December 31, 2007, are reflected in the Potential Payments In the Event of a Change In Control (Table XI) which follows.

TABLE XI

POTENTIAL PAYMENTS IN THE EVENT OF A CHANGE IN CONTROL

	Amounts Payable Under Change In Control Agreements
Name	3 times Highest Salary ($)	3 times Highest Incentive Compensation ($)	Restricted Stock Accelerated Vesting Value ($)	Value of Welfare Benefits ($)	Qualified And Non-Qualified Retirement Benefits ($)	Supplemental Executive Retirement Agreement Benefit (SERA) ($)	Double Gross Up (For Excise, Income and Medicare Taxes)	Gross Payment to Executive Officer
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(3)	(g)(4)	(h)(5)	(i)
Bradley E. Rock Chairman, President & CEO of Bancorp and Bank	1,535,769	1,052,517	277,399	32,812	330,186	3,058,538	2,355,312	8,642,533

Anita M. Florek Executive Vice President & CFO of Bancorp and Bank	610,500	240,420	32,420	12,456	169,912	0	449,753	1,515,461

Robert J. Anrig Executive Vice President of Bank	610,500	363,870	32,420	29,367	176,854	0	510,543	1,723,554

John A. Romano Executive Vice President of Bancorp and Bank	610,500	300,582	32,420	29,367	158,260	0	494,230	1,625,359

Thomas J. Stevens Executive Vice President of Bank	521,190	318,966	32,420	29,013	148,176	0	437,683	1,487,448

Footnotes to Table XI - Potential Payments Upon a Change In Control (Table XI)

(1)	The amount reported is the value of the unvested restricted stock as of December 31, 2007 that would have immediately vested.

(2)	The amount reported includes approximately 36 months of medical, disability and life insurance benefits paid by the Bank in 2007.

(3)
The amount reported includes approximately 36 months of the Bank’s contribution to the executive’s account under the 401k Plan, the Employee Stock Ownership Plan and the Executive Incentive Retirement Plan, and the interest that the Bank would pay on the executive’s account under the Executive Deferred Compensation Plan and Executive Incentive Retirement Plan based upon the amount contributed and the interest paid by the Bank in 2007.

(4)
Mr. Rock is the only executive officer who has a Supplemental Executive Retirement Agreement. Under the Agreement, in the event of a termination due to a change in control, Mr. Rock would be entitled to the same amount that would be payable to him if his employment was terminated on or after he reached normal retirement age (60). The amount of the benefit is 70% of the highest salary that would have been paid to him in the 3 years prior to normal retirement age (assuming an annual salary increase of 5%) less 50% of Social Security benefits and the Bank’s contributions to Mr. Rock’s 401K Plan, Executive Deferred Compensation Plan and Executive Incentive Retirement Plan.

(5)	The amount reported is amount payable to the executive officer to reimburse him or her for the excise tax that the executive officer would be required to pay.

Director Compensation

The following table sets forth the compensation paid and awards made to the each of the Directors serving on the Board of Directors during 2007.

TABLE XII

2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)(2)	(c)(3)	(d)(4)	(e)(5)	(f)
Patricia C. Delaney	19,600	4,925	4,175	137	28,837
Patrick A. Given	24,600	4,925	5,076	137	34,738
Augusta Kemper (1)	18,700	4,925	0	137	23,762
Hykmun Kwon	20,000	4,925	2,430	137	27,492
Sanford C. Scheman	24,900	4,925	0	137	29,962
Robert W. Scherdel	25,300	4,925	3,415	137	33,777
Manny Schwartz	20,700	4,925	4,179	137	29,941
Barry M. Seigerman	22,200	4,925	5,002	137	32,264

(1)
Augusta Kemper served on the Board of Directors for the entire 2007 year. Ms. Kemper retired effective December 31, 2007. George H. Duncan was elected by the Board of Directors on January 10, 2008 to fill the vacancy resulting from Ms. Kemper’s retirement.

(2)	The amount reported includes the annual retainer paid to each director in the amount of $18,000.

(3)
The amount reported is the compensation cost to the Bank for the restricted stock award made to the director in 2007. The valuation method and material assumptions made in quantifying this amount are set forth in Note J (other Stock Based Compensation) of the Notes to Consolidated Financial Statement in Form 10-K filed by the Bancorp with the Securities and Exchange Commission on March 13, 2008. The number of shares of restricted stock awarded to each director which had not vested as of December 31, 2007 is 731.

(4)
The amounts reported include a portion of the interest paid on the directors’ accounts under Director Deferred Fee Plan for the year 2007 (8.25%) and the interest paid on the directors’ accounts under Director Incentive Retirement Plan for the year 2007 (12%). The amount reported is the portion of the interest paid on those plans which exceeded 120% of the applicable long-term federal rate (the “above-market interest rate”).

(5)
The amount reported is the amount of dividends paid in 2007 to the directors on the restricted stock awarded under the Smithtown Bancorp Restricted Stock Plan. The dividends paid on the restricted stock are the same as the dividends paid on the Bancorp’s Common Shares.

Narrative and Explanation of Footnotes to Director Compensation Table (Table XII)

Directors received an annual retainer of $18,000 paid on a quarterly basis at a rate of $4,500 per quarter in 2007. The members of the Compensation Committee (other than the chairperson) also received an annual fee of $350. The members of the Corporate Governance and Nominating Committee (other than the chairperson) also received an annual fee of $350. Patrick A. Given, as the lead director and chairperson of both the Compensation Committee and Corporate Governance and Nominating Committee received an annual fee of $2,400. The members of the Audit Committee (other than Robert W. Scherdel) received an annual fee of $2,000. Robert W. Scherdel received a fee of $2,400 as the chairperson of the Audit Committee. The members of the Bank’s Directors’ Loan Committee, who are not officers of the Bank, also received an annual fee of $4,200. Patricia C. Delaney also received a fee of $1,600 as the secretary of the Board. The total fees paid to each director in 2007 are reported in column (b) of Table XII.

The total amount of director’s fees and other compensation paid during 2007 was $176,000.

All directors (other than Mr. Rock) have been awarded restricted stock pursuant to the Smithtown Bancorp Inc. Restricted Stock Plan. Shares awarded to the directors are subject to the same restrictions as those awarded to the Bank’s executive officers under the plan. A description of the plan is included in the Compensation Analysis and Discussion set forth in this proxy statement. In January 2007, each director was awarded 440 shares of Bancorp common stock pursuant and subject to the plan (adjusted for the ten percent stock dividend paid on all Common Shares on April 2, 2007). The compensation cost to the Bank for that award is reflected in column (c) of Table XII.

The Bank established a non-qualified Director Deferred Fee Plan in 2004. All directors of the Company are eligible to participate in the plan. Under the plan, directors may elect to defer all or a portion of their fees each year in advance of the beginning of the plan year. The rate of interest paid by the Bank on the director’s account under the plan is based on the prime rate published in the Wall Street Journal on the first business day of January in each year of the plan. A director makes a payout election which provides for payment upon termination on a lump sum, five or ten year basis. The plan has not at this time been amended to reflect changes under IRC 409A.

In 2001, the Bank executed a Director Incentive Retirement Agreement with Mr. Given, Mr. Scherdel, Mr. Schwartz, Mr. Seigerman and Ms. Delaney (the “Agreements). The eligible directors are those who were less than 62 years of age at time the agreements were executed. When Mr. Kwon became a director in 2003, he was 62 and therefore there is no Director Incentive Retirement Agreement with him. The Agreement provides for a contribution up to 25% of the director’s fees to each director’s account based upon the return on equity of the Bancorp from the previous fiscal year. The earnings on the accounts are based upon the percentage change in the Bancorp’s fair market value common stock price, the actual growth rate, with a guaranteed annual minimum rate of 6% and a maximum rate of 12%. The director must serve as a director for a period of five years in order to be vested under the Agreement. The director has the option to choose how benefits are paid for normal retirement, early retirement, disability and death. Benefits under the Agreements are payable to the director upon normal retirement age (72), early retirement age (between 55 and 72, provided the director has served for ten years), disability, or if there is a change in control of the Bancorp or the Bank. Benefits are paid in a lump sum or in equal monthly installments over ten years as chosen by the director. The plan has not at this time been amended to reflect changes under IRC 409A.

Mr. Seigerman also received compensation as an employee of Bank of Smithtown Insurance Agents and Brokers, Inc., a wholly owned subsidiary of the Bank. The amount of compensation and Mr. Seigerman’s relationship to the Bank’s insurance subsidiary are described under the section entitled “Certain Relationships and Related Party Transactions” in this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Some of the directors and officers of the Bancorp, and some of the corporations and firms with which these individuals are associated, are also customers of Bank of Smithtown in the ordinary course of business, or are indebted to the Bank in respect of loans of $120,000 or more. It is anticipated that some of these individuals, corporations and firms will continue to be customers of and indebted to the Bank on a similar basis in the future. All loans extended to such individuals, corporations and firms were made in the ordinary course of business, did not involve more than the normal risk of collectablity or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable loans with persons not related to the Bank.

No director of the Bank or the Bancorp had an aggregate amount of unsecured indebtedness to the Bank in excess of fifteen percent of the Bank's equity capital account during the period of January 1, 2007 through December 31, 2007.

During the year 2007, Patricia C. Delaney, a director of the Bancorp, was retained as General Counsel for the Bancorp and the Bank and was paid approximately $142,272 for legal services rendered.

In August 2004, the Bank purchased all of the shares of stock of all of the stockholders of the insurance agency known as Seigerman-Mulvey Co., Inc. (the “Agency”). The Agency is now known as Bank of Smithtown Insurance Agents and Brokers, Inc. Barry M. Seigerman, a director of the Bancorp, owned 48.3% of the shares of stock of the Agency. Pursuant to the terms of the Purchase Agreement, Mr. Seigerman and the other two stockholders of the Agency received an Earn Out Payment in each of the three years following the closing. The Earn Out Payment each year was equal to one hundred twenty percent of the net income before taxes of the Agency. The Earn Out Payment paid to Mr. Seigerman by the Bank in 2007 was $753,694. Mr. Seigerman also had an employment agreement with the Agency through August 31, 2007. Mr. Seigerman was the President, Chief Executive Officer and a Director of the Agency during the period from January 1, 2007 through August 31, 2007. As of September 1, 2007, Mr. Seigerman resigned from his positions with the Agency. Mr. Seigerman remains employed by the Agency on a part-time basis and receives an annual salary in the amount of $60,000 plus health and retirement benefits and reimbursement of a portion of his car expenses. Mr. Seigerman was paid $149,651 (base salary and cost of benefits) in 2007.

Except as described above, none of the directors or officers of the Bank or the Bancorp, or the corporations or firms with which such individuals are associated, currently maintains or has maintained within the last fiscal year any significant business or personal relationship with the Bank or the Bancorp other than such as arises by virtue of such individual's or entity's position with and/or ownership interest in the Bank or the Bancorp.

The Board of Directors reviews and approves or disapproves all transactions, including but not limited to, financial transactions, arrangements and relationships with (i) any director or officer of the Bank or the Bancorp or any corporation or firm or other entity with which such individual is associated, or immediate family member of such individual and (ii) any shareholder of more than five percent of Common Shares or such shareholder’s immediate family member if such shareholder or family member has a material interest in the transaction. All such transactions must be reviewed by the Board regardless of the dollar amount involved. The executive officer in charge of the department of the Bank or its subsidiaries that is involved in the transaction is responsible for presenting the information about the transaction to the Board of Directors. If the executive officer is personally involved in the transaction, another executive officer would gather and present the necessary information about the transaction to the Board of Directors. If a member of the Board of Directors is involved in the transaction, such director would not take part in the Board’s discussions, deliberations and determination.

The policy and procedures for approval of a transaction described above are not in writing and are evidenced in the minutes of the meetings of the Board of Directors.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder proposals to be included in the Proxy Statement and the Proxy for the 2009 Annual Meeting must be received by the Secretary of the Board of Directors by November 14, 2008.

Notice of shareholder proposals to be presented at the 2009 Annual Meeting must be received by the Secretary of the Board of Directors by January 29, 2009.

If a shareholder desires to recommend an individual as a nominee for director to the Board of Directors, the shareholder shall mail the recommendation to the Secretary of the Board of Directors. The recommendation must include the name, address (business and personal), age and occupation of the nominee and the number of shares of stock of the Bancorp owned by the nominee. The recommendation must also include such other information regarding the nominee as may reasonably be required by the Bancorp.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate with the members of the Board of Directors by mailing their communications to the Bancorp’s Secretary, Judith Barber, at Smithtown Bancorp, Inc., 100 Motor Parkway, Suite 160, Hauppauge, New York 11788. All communications addressed to the attention of a particular director shall be forwarded to the director by the Bancorp’s Secretary.

OTHER BUSINESS

So far as the Board of Directors of the Bancorp now knows, no business other than that referred to herein will be transacted at the Annual Meeting. The persons named in the Board of Directors' Proxies may, in the absence of instructions to the contrary, vote upon all matters presented for action at the Annual Meeting according to their best judgment.

Dated: March 13, 2008

SMITHTOWN BANCORP, INC.

/s/ Bradley E. Rock
Bradley E. Rock Chairman of the Board, President & Chief Executive Officer

APPENDIX A

CHARTER OF COMPENSATION COMMITTEE OF SMITHTOWN BANCORP, INC.

Amended as of April 24, 2007

CHARTER
of the
COMPENSATION COMMITTEE
of the Board of Directors
of Bank of Smithtown

Section 1. Membership.  The Compensation Committee shall consist of at least four Directors. At least three members of the Committee shall be present at a meeting to constitute a quorum. All members of the Committee shall be “independent directors” as defined by the NASDAQ Marketplace Rules applicable at the time. The members of the Committee shall also qualify as “outside” directors within the meaning of Internal Revenue Code Section 162(m) and as “non employee” directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. If members of the Committee do not qualify as “outside” directors or “non-employee” directors as described above, the Committee may from time to time delegate some or all of its duties to a committee or subcommittee composed of members of the Board of Directors that meet the relevant requirements.

Section 2. Meetings. The Committee shall meet at such times and places as it deems advisable. Written agendas shall be prepared for each meeting, and minutes of the meetings shall be maintained.

Section 3. Chairman. If the Chairman of the Board of Directors is an “independent director” as defined by the pertinent legal and/or regulatory standards described in Section 1 above, he or she shall serve as Chairman of the Compensation Committee. If the Chairman of the Board of Directors is not an “independent director” and the Board of Directors has elected a Lead Director, then the Lead Director shall serve as Chairman of the Compensation Committee. In any other event, the Board of Directors, in its discretion, may elect a Chairman of the Compensation Committee. The Chairman, when present, shall preside at all meetings of the Committee.

Section 4. Committee Duties. The Compensation Committee shall collect and analyze such information as it deems necessary in order to make recommendations to the Board of Directors with regard to all matters pertaining to: (1) the compensation and benefits to be paid to the Bank’s “Senior Management Team”, the composition of which is to be determined by the Board; (2) the compensation and benefits to be paid to members of the Bank’s Board of Directors; (3) the total amount of money to be awarded to all employees of the Bank pursuant to the Bank of Smithtown Bankwide Annual Cash Incentive Plan; and (4) the cash-based and equity-based awards that may be made to employees of the Bank and members of the Bank’s Board of Directors pursuant to the Smithtown Bancorp Inc. 2007 Stock Compensation Plan.

The Compensation Committee shall review and discuss with management the Compensation Discussion and Analysis required to be included in the Proxy Statement and annual report on Form 10-K filed by Smithtown Bancorp Inc. pursuant to the rules and regulations of the Securities and Exchange Commission and, based on such review and discussion, determine whether or not to recommend to the Board that the Compensation Discussion and Analysis be so included.

The Compensation Committee shall also approve the annual Compensation Committee Report for inclusion in the Proxy Statement filed by Smithtown Bancorp Inc. pursuant to the rules and regulations of the Securities and Exchange Commission.

Section 5. Compensation Philosophy. The Bank has been a high-performing organization for many years. In order to continue to perform at high levels over a long period of time, we need to attract and retain highly-skilled, dedicated and experienced people for the Senior Management Team and the Board of Directors. To attract and retain such people in the New York metropolitan market, we must offer highly-competitive compensation packages. Not only are the cost of living and compensation levels higher in the New York metropolitan area than in most other regions of the country, but we must also compete with the compensation packages offered by many very large banks located in New York City.

At the same time that we want to attract and retain highly-qualified people for the Senior Management Team and Board of Directors, we must also remember that the primary goal of the Bank is to build long-term shareholder value. Therefore, we must balance the need to attract and retain highly-qualified people with the need to keep costs at reasonable levels in order to create sufficient profitability for the shareholders.

The Bank has used a Bankwide incentive compensation plan for many years. The terms of that plan were incorporated into the Bank of Smithtown Bankwide Annual Cash Incentive Plan and approved by the shareholders of Smithtown Bancorp in April 2007. The Plan includes all members of the Senior Management Team, as well as every other Bank employee. We believe that part of the reason for the Bank’s long-term success is that the design of the incentive compensation plan promotes teamwork and creates an alignment among an individual’s compensation, the Bank’s performance and the individual’s contribution to the Bank’s performance. We also believe that it is productive for members of the Senior Management Team to have goals and standards for their incentive compensation linked to the goals and standards for the incentive compensation for the entire staff.

Finally, the Board of Directors adopted, and in April 2007 the shareholders of Smithtown Bancorp approved, the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan. The Plan provides the Bank with the opportunity to offer cash-based and equity-based incentive awards to attract and retain high level officers and directors and to motivate then to continue their relationship with the Bank. We believe that it is important to align the interests and compensation of those individuals with the long-term interests of the shareholders, and that the Plan is an effective means of doing so.

Section 6.  Officers’ Compensation. The Committee shall determine a list of peer group banks to be used for the purpose of analyzing and comparing both officer compensation and bank performance. The Committee shall review such information as it deems advisable for the peer group banks, Bank of Smithtown and the Senior Management Team, and shall make its recommendations to the Board regarding the compensation and benefits to be paid to members of the Senior Management Team. In the course of reviewing the peer group information and determining its recommendations, the Committee shall consider the duties of the executive; the skills, abilities and experience of the executive; the executive’s individual performance; the performance of the bank; the size of the bank; and the geographic location of the bank.

Section 7. Directors’ Compensation. The Committee shall determine a list of peer group banks to be used for the purpose of analyzing and comparing both director compensation and bank performance. The Committee shall review such information as it deems advisable for the peer group banks, Bank of Smithtown and the Board of Directors, and shall make its recommendations to the Board regarding the compensation and benefits to be paid to members of the Board of Directors. The recommendations may include a retainer to be paid on an annual, quarterly or monthly basis without regard to attendance at meetings; fees for attendance at regular or special meetings of the Board; fees for membership on designated Committees of the Board; fees for being the Chairman of the Board, the Lead Director, the Chairman of a particular Board Committee or the Secretary of the Board; fees for attendance at all or some meetings of the Committees of the Board; and such benefits as the Compensation Committee may feel are reasonable, customary and appropriate. The Committee may also recommend that the Bank reimburse Directors for such expenses incurred by them in connection with their attendance of meetings as the Committee may deem reasonable and appropriate. In the course of reviewing the peer group information and determining its recommendations, the Committee shall consider the performance of the bank, the size of the bank and the geographic location of the bank.

Section 8. Bank of Smithtown Bankwide Annual Cash Incentive Plan. The Committee shall review the methodologies used for the Bankwide Annual Cash Incentive Plan devised by the Senior Management Team. The Committee shall satisfy itself that the methodologies are reasonable and aligned with the Bank’s goals; that the incentive compensation opportunities available to persons in various positions are appropriate; and that the total amount of incentive compensation awarded is reasonable and consistent with the Bank’s performance, and reasonable in light of the amount of incentive compensation awarded in previous years.

Section 9. Smithtown Bancorp, Inc. 2007 Stock Compensation Plan. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan and to determine eligibility for awards under the Plan and to adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting award recipients, establishing all award terms and conditions and, adopting modifications and amendments, or subplans to the Plan or any agreement for awards, including without limitation, any that are necessary to comply with federal laws and state laws in which the Bank and Smithtown Bancorp, Inc. operate.

Section 10. Outside Advisors. The Committee, in its discretion, may retain any outside advisors it deems necessary or appropriate to assist the Committee in its work.

Section 11. Subcommittee. The Committee may form and delegate authority to subcommittees as it deems appropriate.

THIS PROXY IS SOLICITED BY
BOARD OF DIRECTORS OF SMITHTOWN BANCORP, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held
Thursday, April 24, 2008

The undersigned shareholder of Smithtown Bancorp, Inc., revoking all proxies heretofore given with respect to the shares represented herewith, hereby constitutes and appoints Albert Brayson II, Dev Chitkara and William Valentine or any of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned, with all the powers which the undersigned would possess if personally present, to vote all common shares of Smithtown Bancorp, Inc., held of record by the undersigned on March 10, 2008, at the Annual Meeting of Shareholders of Smithtown Bancorp, Inc., to be held at Sheraton Long Island Hotel, 110 Motor Parkway, Hauppauge, New York 11788, on April 24, 2008, at 10:00 a.m., or any adjournment thereof.

1.	ELECTION OF Barry M. Seigerman, Manny Schwartz and
and George H. Duncan, as Directors

☐ For ALL NOMINEES. The Board recommends a vote FOR All Nominees

☐ Against ALL NOMINEES.

☐ For ALL NOMINEES EXCEPT ________________________________________
(i.e. authority is withheld from) _________________________________________

2.	APPROVAL OF THE APPOINTMENT OF CROWE CHIZEK AND COMPANY, LLC, as INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2008.

☐ FOR

☐ AGAINST

3.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

Unless otherwise specified, this Proxy will be voted for the election of the nominated directors and in the discretion of the persons in whose favor this Proxy is granted upon matters that may properly come before the meeting.

Dated: __________________________, 2008
(Please insert date)	L.S.
Signature of Shareholder

L.S.
Signature if Held Jointly

This Proxy should be returned in the enclosed envelope, unless it is voted by telephone or electronically through the internet.	Number of persons attending meeting_________